Exhibit (a) (1)
[GFFC LOGO]
OFFER TO PURCHASE FOR CASH
by
GREENVILLE FEDERAL FINANCIAL CORPORATION
of
Up to 200,000 Shares of its Common Stock at a Per Share Purchase Price
Not Less Than $6.50 nor Greater Than $7.50

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. EASTERN DAYLIGHT SAVING TIME/4:00 P.M. CENTRAL DAYLIGHT SAVING TIME ON ______________, 2009, UNLESS THE OFFER IS EXTENDED.
     Greenville Federal Financial Corporation, a federally chartered savings and loan holding company (the “Company,” “we” or “us”), is offering to purchase up to 200,000 shares of its common stock, $.01 par value per share (the “Common Shares”), at a price of not less than $6.50 nor greater than $7.50 per share (such per share purchase price, the “Purchase Price”), net to the seller in cash, without interest. The offer is subject to the terms and conditions set forth in this Offer to Purchase and the related Letter of Transmittal, which, together with any amendments or supplements to either, collectively constitute the “Offer.” We will select the lowest Purchase Price that will enable us to purchase up to 200,000 shares or, if a lesser number of shares is validly tendered, all shares that are validly tendered and not validly withdrawn. If 200,000 shares are purchased at $7.50 per share, the maximum aggregate amount paid in the Offer will be $1.5 million. All shares acquired in the Offer will be acquired at the same Purchase Price regardless of whether a stockholder tenders any shares at a lower price. Unless the context requires otherwise, all references in this Offer to Purchase to “shares” refer to Common Shares.
     Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be purchased. However, because of the “odd lot” priority, proration and conditional tender offer provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek are validly tendered. Shares not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer.
     Subject to certain limitations and legal requirements, we reserve the right, in our sole discretion, to purchase more than 200,000 shares pursuant to the Offer.
     The Offer is subject to important conditions. The Offer is not conditioned on any minimum number of shares being tendered. See Section 7, “Conditions of the Offer.”
     Information about the shares is quoted on the OTC Bulletin Board (the “Bulletin Board”) under the symbol GVFF.” On ___, 2009, the last full trading day before we first announced our intention to make the Offer, the closing bid and asked prices of the Common Shares on the Bulletin Board were $___and $  per share, respectively. On ___, 2009, the closing bid and asked prices of the Common Shares on the Bulletin Board were $___and $  per share, respectively. You should obtain current market quotations for the Common Shares before deciding whether to participate in the Offer.
     Questions and requests for assistance and requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to Keefe, Bruyette & Woods, Inc., the Dealer Manager and Information Agent for the Offer, at its address and telephone number set forth on the back cover page of this Offer to Purchase.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.
The Dealer Manager and Information Agent for the Offer is:
Keefe, Bruyette & Woods, Inc.
Offer to Purchase dated ___, 2009

IMPORTANT
     Our Board of Directors (“our Board”) has approved the Offer. However, neither we nor any of our Board, our executive officers or directors, Greenville Federal MHC, Greenville Federal, any other of our affiliates, the Dealer Manager and Information Agent or the Depositary (as defined below) has made or makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender them, nor have we authorized anyone to make such a recommendation to you. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in the Offer to Purchase and the Letter of Transmittal and consider our reasons for making the Offer. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or the related Letter of Transmittal. If anyone makes any recommendation or representation, or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us, the Dealer Manager and Information Agent or the Depositary.
     If you want to tender all or part of your shares, you must do one of the following before the Offer expires:
•	if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Illinois Stock Transfer Company, the depositary for the Offer (the “Depositary”), at its address shown on the Letter of Transmittal;

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•	if you are an institution participating in The Depository Trust Company, tender your shares according to the procedure for book-entry transfer described in Section 3, “Procedures for Tendering Shares,” of this Offer to Purchase;

•	if you are a participant in the Greenville Federal Financial Corporation Employee Stock Ownership Plan (the “ESOP”) and you wish to tender any of the shares allocated to your account in the ESOP, you must follow the separate instructions and procedures described in Section 3, “Procedures for Tendering Shares,” of this Offer to Purchase and must review the “Letter to Participants in the Greenville Federal Financial Corporation Employee Stock Ownership Plan” sent to you; or

•	if you are a holder of vested options to purchase shares under the Greenville Federal Financial Corporation 2006 Equity Plan (the “Equity Plan”), you may exercise your vested options and tender any of the shares issued upon exercise. Options may be exercised in any manner permitted under your option agreement(s) and the Equity Plan.
     Pursuant to the terms of the ESOP, unallocated shares and allocated shares with respect to which a participant has not provided instructions to the Trustee to tender will not be tendered. Pursuant to the terms of the Greenville Federal Financial Corporation 2006 Equity Plan Trust Agreement, shares of stock held in the Equity Plan Trust, all of which are either allocated to participant accounts but unearned or unallocated, will not be tendered in the Offer.
     We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Offer to stockholders in any such jurisdiction.

SUMMARY TERM SHEET
     We are providing this summary term sheet for your convenience. This summary term sheet highlights the material terms of the Offer, but you should realize that it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase and the Letter of Transmittal. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. Where helpful, we have included references to the sections of this Offer to Purchase where you will find a more complete discussion.
     Who is offering to purchase my shares of Greenville Federal Financial Corporation?
     Greenville Federal Financial Corporation is offering to purchase the shares.
     How many shares will the Company purchase?
     Subject to the terms and conditions of the Offer, we will purchase up to 200,000 shares or, if a lesser number of shares is validly tendered, all shares that are validly tendered and not validly withdrawn. The Offer is not conditioned on any minimum number of shares being tendered.
     What happens if more than 200,000 share are tendered?
     If more than 200,000 shares are tendered, we will purchase all shares tendered at or below the Purchase Price on a pro rata basis, except for “odd lots” (lots held by stockholders of less than 100 shares who tender all of their shares), and conditional tenders whose conditions were not met. We will purchase odd lots on a priority basis. We will not purchase conditional tenders whose conditions were not met. We also expressly reserve the right to purchase additional shares constituting up to 2% of the outstanding Common Shares. We could decide to purchase more shares, subject to applicable legal requirements. See Section 2, “Number of Shares; Expiration Time; Priority of Purchases; Proration; Odd Lot” and Section 7, “Conditions of the Offer.”
     What will be the price for the shares and what will be the form of payment?
     We are conducting the Offer for the shares through a procedure commonly called a modified “Dutch auction.” This procedure enables you to select the price (in increments of $0.25), within a price range specified by us, at which you are willing to sell your shares. The price range for the Offer is $6.50 to $7.50 per share. We will select the lowest Purchase Price that will enable us to purchase 200,000 shares or, if a lesser number of shares are validly tendered, all shares that are validly tendered and not validly withdrawn. All shares we purchase will be purchased at the same Purchase Price, even if you have selected a lower price.
     How can I maximize the chance that my tendered shares will be purchased?
     If you wish to maximize the chance that your shares will be purchased, you should check the box of the section of the Letter of Transmittal indicating that you will accept the Purchase Price determined in the Offer. You should understand, however, that this election could result in your shares being purchased at the minimum Purchase Price of $6.50 per share.
     How and when will I be paid?
     If your shares are purchased in the Offer, we will pay the Purchase Price, in cash, without interest, promptly after the expiration of the Offer. See Section 2, “Number of Shares; Expiration Time; Priority of Purchases; Proration; Odd Lot” and Section 5, “Purchase of Shares and Payment of Purchase Price.”
     How will the Company pay for the shares?
     Assuming that the maximum number of shares is tendered in the Offer and the Purchase Price is an amount between $6.50 and $7.50 per share, the aggregate purchase price for the shares will be between $1.3 million and $1.5 million. We anticipate that we will pay for the shares purchased in the Offer and the related fees and expenses from the Company’s deposit account with Greenville Federal. There are no plans for alternative funding. See Section 9, “Source and Amount of Funds.” If a material adverse change in our financial condition renders us unable to fund the purchase with cash or securities, we may not complete the Offer. See Section 7, “Conditions of the Offer.”
     When does the Offer expire? Can the Offer be extended?
     You may tender your shares until the Offer expires. The Offer will expire on ___, 2009, at 5:00 p.m. Eastern Daylight Saving Time/4:00 p.m. Central Daylight Saving Time, unless we extend it (the “Expiration Time”). See Section 2, “Number of Shares; Expiration Time; Priority of Purchases; Proration; Odd Lot.” If a broker, dealer, commercial bank, trust company or other nominee holds your shares, including the ESOP Trustee, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. Specifically, for participants in the ESOP, the deadline for tendering shares held in the ESOP will be three business days prior to the Expiration Time, as more fully described in the “Letter to Participants in the Greenville Federal Financial Corporation Employee Stock Ownership Plan.” We urge you to contact the broker, dealer, commercial bank, trust company or other nominee holding your shares to find out their deadline.
     We may choose to extend the Offer for any reason, subject to applicable laws. See Section 14, “Extension of the Offer; Termination; Amendment.” We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been validly tendered and not validly withdrawn. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Section 7, “Conditions of the Offer” and Section 14, “Extension of the Offer; Termination; Amendment.”

     How will I be notified if the Company extends the Offer or amends the terms of the Offer?
     We will issue a press release by 9:00 a.m., Eastern Daylight Saving Time, on the business day after the previously scheduled Expiration Time if we decide to extend the Offer. If we decide to amend the Offer, we may do so at any time and from time to time by public announcement. See Section 14, “Extension of the Offer; Termination; Amendment.” We cannot assure you that the Offer will be extended or, if extended, for how long.
     What is the purpose of the Offer?
     The purpose of the Offer is to reduce the number of holders of record of the Company’s stock in order to permit the Company to deregister the common stock with the SEC. The Board believes that deregistering the Company’s common stock will result in significant cost savings.
     The Offer represents a mechanism to provide stockholders, if they so elect, with the opportunity to tender all or a portion of their shares and, thereby, receive a return of capital without the usual costs associated with open market transactions. Alternatively, stockholders may elect not to participate and thereby increase their percentage ownership of the Company following the completion of the Offer. Our management and Board believe that investing in our own shares in this manner is an attractive use of capital and an efficient means to provide value to our stockholders. See Section 1, “Special Factors.”
     What are the significant conditions of the Offer?
     Our obligation to accept and pay for tendered shares depends upon a number of conditions that must be satisfied or waived by us prior to the expiration of the Offer. The Company may terminate the Offer upon the occurrence of any of the following events:
•	a suspension or other limitations on trading in securities on national securities exchanges or over the counter;

•	certain actions taken by governmental authorities restricting banking activities;

•	a material change in currency exchange rates;

•	the commencement or escalation of a war or similar calamities;

•	a requirement that the Company contribute additional capital to Greenville Federal to maintain Greenville Federal’s capital at “well capitalized” levels under applicable regulations, and such contribution has caused the Company not to have sufficient funds on deposit at Greenville Federal to complete the Offer;

•	the adoption of new tax laws that change the tax consequences of the Offer in a manner that would adversely affect the Company;

•	legal action has been threatened, pending or taken, that could reasonably be expected to adversely affect the Offer;

•	a statute, injunction or order has been sought or enacted that indicates that any approval of a court or other authority may be required in connection with the Offer or is reasonably likely to make the purchase of some or all of our Common Shares illegal or prohibit, restrict or delay consummation of the Offer;

•	a proposal, announcement or commencement of a tender or exchange offer (other than the Offer), material merger, business combination or other similar transaction involving us;

•	the acquisition or proposal to acquire by any person or group of persons, other than Greenville Federal MHC, of more than 5% of the outstanding Common Shares; or

•	a material adverse change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership.
     The Offer is subject to a number of other conditions described in greater detail in Section 7, “Conditions of the Offer.”
     How do I tender my shares?
     If you want to tender all or part of your shares, you must do one of the following before 5:00 p.m. Eastern Daylight Saving Time/4:00 p.m. Central Daylight Saving Time on ___, 2009, or any later time and date to which the Offer may be extended, or earlier or as your broker, dealer, commercial bank, trust company or other nominee may require:
•	if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal;

•	if your Common Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•	if you are an institution participating in The Depository Trust Company, tender your shares according to the procedure for book-entry transfer described in Section 3, “Procedures for Tendering Shares” of this Offer to Purchase;

•	if you are a participant in the ESOP and you wish to tender any of the shares held on your behalf in the ESOP, you must follow the separate instructions in Section 3, “Procedures for Tendering Shares,” of this Offer to Purchase, and you must review the “Letter to Participants in the Greenville Federal Financial Corporation Employee Stock Ownership Plan” sent to you; and

•	if you are a holder of vested options to purchase shares under the Equity Plan, you may exercise your vested options and tender any of the shares issued upon exercise. Options may be exercised in any manner permitted under your option agreement(s) and the Equity Plan.
If you want to tender your shares, but:
•	the certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer;

•	you cannot comply with the procedures for book-entry transfer by the expiration of the Offer; or

•	your other required documents cannot be delivered to the Depositary by the expiration of the Offer;
you can still tender your shares if you comply with the guaranteed delivery procedures described in Section 3, “Procedures for Tendering Shares.”
     You may contact the Dealer Manager and Information Agent for assistance. The contact information for the Dealer Manager and Information Agent appears on the back cover of this Offer to Purchase. See Section 3, “Procedures for Tendering Shares” and the Instructions to the Letter of Transmittal.
     How do participants for whose benefit shares are held under the ESOP participate in the Offer?
     Participants in the ESOP for whose benefit shares are held by the ESOP Trustee may not use the Letter of Transmittal to direct the tender of shares held in the plan accounts but instead must follow the separate instructions in the “Letter to Participants in the Greenville Federal Financial Corporation Employee Stock Ownership Plan” sent to participants in the ESOP. For administrative reasons, the deadline will be three business days prior to the Expiration Time. Participants in the ESOP should confirm their deadline by reading the materials provided to them by the Trustee of the ESOP. See Section 3, “Procedures for Tendering Shares.”
     Can I participate in the Offer if I hold vested stock options to purchase shares?
     If you hold vested but unexercised options to purchase shares, you may exercise such options in accordance with the terms of the applicable agreement and the Equity Plan and tender any shares received upon such exercise in accordance with the Offer. You cannot revoke an exercise of a stock option even if shares received upon exercise thereof and tendered are not purchased in the Offer for any reason. If you exercise your vested options and wish to participate in the Offer, you should follow the above instructions applicable to shares held in your own name or held by a broker for your benefit. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on, among other things, your stock option exercise prices and the years left to exercise your options, the range of tender prices and the provisions for pro rata purchases by the Company described in Section 2, “Number of Shares; Expiration Time; Priority of Purchases; Proration; Odd Lot.” We strongly encourage you to discuss the Offer with your tax, financial or other advisors.
     It should be noted that the Offer does not affect your right to exercise your stock options, or the terms and conditions of your grants. As a participant in the Equity Plan, you have the right to exercise options to buy Common Shares at the grant price until your grant expires subject to the terms of your award agreement.
     If you hold vested but unexercised incentive stock options to purchase shares, you may exercise such incentive stock options in accordance with the terms of the Equity Plan and tender the shares received upon such exercise in accordance with the Offer. By exercising your incentive stock options and tendering the shares received, however, you will deprive the incentive stock options of their favorable tax treatment. For further information, see the description of disqualifying dispositions in the Equity Plan prospectus that was previously distributed to you. We strongly recommend that you consult with your tax advisor with respect to your particular situation.
     Please be advised that it is the stock option holder’s responsibility to tender shares in the Offer to the extent such holder wants to participate, and it may be difficult to secure delivery of Common Shares issued pursuant to vested stock options in a time period sufficient to allow tender of those shares before expiration of the Offer. Accordingly, if you choose to exercise your vested options, we suggest that you exercise your vested options and pay the purchase price for such shares in accordance with the terms of the related stock option plan and option agreement at least six business days before the Expiration Date (which, unless the Offer is extended, will require you to exercise your vested stock options and pay the related purchase price no later than 5:00 p.m. Eastern Daylight Saving Time/4:00 p.m. Central Daylight Saving Time on ___, 2009. See Section 3, “Procedures for Tendering Shares.”
     In what order will you purchase the tendered shares?
     If the terms and conditions of the Offer have been satisfied or waived, we will purchase shares in the following order of priority:

•	first, all odd lot shares that have been validly tendered at or below the Purchase Price; however, the odd lot preference will not be available to shares tendered under the ESOP;

•	second, after purchase of all of the foregoing shares, all other shares tendered at or below the Purchase Price on a pro rata basis, if necessary (except for stockholders who tendered their shares conditionally and for which the condition was not satisfied); and

•	third, if necessary to permit us to purchase 200,000 shares (or such greater number of shares as we may elect to purchase), shares conditionally tendered at or below the Purchase Price for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares).
     See Section 2, “Number of Shares; Expiration Time; Priority of Purchases; Proration; Odd Lot.”
     If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?
     If you validly tender, and do not validly withdraw, your shares at or below the Purchase Price according to the procedures specified for holders of “odd lot” shares, we will purchase all of your shares without subjecting them to the proration procedure. You will not be entitled to the odd lot preference, though, with respect to shares tendered under the ESOP. See Section 2, “Number of Shares; Expiration Time; Priority of Purchases; Proration; Odd Lot.”
     Once I have tendered shares in the Offer, can I withdraw my tender?
     You may withdraw any shares you have tendered at any time before 5:00 p.m. Eastern Daylight Saving Time/4:00 p.m. Central Daylight Saving Time on the date the Offer expires. The Offer will expire on ___, 2009, unless we extend it. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 5:00 p.m. Eastern Daylight Saving Time/4:00 p.m. Central Daylight Saving Time on ___, 2009. See Section 4, “Withdrawal Rights.” Participants in the ESOP will not be able to withdraw after their tender cut-off date, as described in the “Letter to Participants in the Greenville Federal Financial Corporation Employee Stock Ownership Plan.”
     How do I withdraw shares I previously tendered?
     To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the shares. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3, “Procedures for Tendering Shares.” See Section 4, “Withdrawal Rights.”
     Participants in the ESOP will receive separate instructions detailing how to withdraw tendered plan shares. These instructions set an earlier deadline for withdrawing plan shares for administrative reasons. Please refer to the “Letter to Participants in the Greenville Federal Financial Corporation Employee Stock Ownership Plan.”

     Has the Company or its Board adopted a position on the Offer?
     Our Board has approved the Offer. However, none of us, our Board, any of our executive officers or directors, any of our affiliates, the Dealer Manager and Information Agent or the Depositary has made or makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender them. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should consider our reasons for making the Offer. See Section 2, “Special Factors.”
     Do the directors, executive officers or affiliates of the Company intend to tender their shares in the Offer?
     Each of our directors and executive officers has advised us that he or she does not intend to tender any shares in the Offer. Our directors and executive officers believe that it is important for persons holding such positions with the Company to own shares of the Company and that refraining from tendering shares in the Offer is in their best long-term interests based on their personal financial circumstances. In addition, our largest stockholder, Greenville Federal MHC, does not intend to tender any shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors, executive officers and Greenville Federal MHC. For example, the beneficial ownership of Greenville Federal MHC will increase from 55% before the Offer to 60.3% after the consummation of the Offer if all 200,000 shares are repurchased. After the expiration of the Offer, our directors, executive officers and/or the Greenville Federal MHC may, subject to applicable law and the Company’s applicable policies and practices, sell shares from time to time in open market transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer. The ESOP does not intend to tender any shares held in the ESOP except as instructed by participants with respect to shares allocated to their accounts. The Equity Plan Trust will not tender any shares. See Section 10, “Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Shares.”
     Will I have to pay brokerage commissions if I tender my shares?
     If you are the record owner of your shares and you tender your shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. Participants in the ESOP will not incur any additional fees to tender shares held in the ESOP. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 3, “Procedures for Tendering Shares.”

     What are the U.S. federal income tax consequences if I tender my shares?
     Generally, you will be subject to U.S. federal income taxation and applicable withholding when you receive cash from us in exchange for the shares you tender in the Offer. The receipt of cash for your tendered shares generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange or (2) a distribution in respect of stock from the Company. Any gain on shares tendered through the ESOP will not be taxed at the time of tender. We recommend that you consult with your tax advisor with respect to your particular situation. See Section 13, “U.S. Federal Income Tax Consequences.”
     Will I have to pay stock transfer tax if I tender my shares?
     Generally, we will pay any stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5, “Purchase of Shares and Payment of Purchase Price.”
     If I decide not to tender, how will the Offer affect my shares?
     If you choose not to tender your shares in the Offer, you will own a greater percentage interest in our outstanding Common Shares following the consummation of the Offer. On a pro forma basis, assuming we complete the Offer and purchase 200,000 shares at $7.50 per share for a total of $1.5 million, the net book value per share as of March 31, 2009, would have been $8.08 as compared to the actual net book value per share of $8.10 on that date. If we instead purchase 200,000 shares at $6.50 per share for a total of $1,300,000, the net book value per share as of March 31, 2009, would have been $8.17 per share on a pro forma basis. If the number of stockholders of record of the Company falls below 300, we will deregister the Company’s common stock under the Securities Exchange Act of 1934, which may reduce publicly available information about the Company and reduce trading in Company stock. See Section 1, “Special Factors.”
     What is the recent market price of my shares?
     On July 7, 2009, the last full trading day before the date on which we first announced our intention to make the Offer, the closing bid and asked prices of the Common Shares on the Bulletin Board were $___ and $  per share. On ___, 2009, the closing bid and asked prices of the Common Shares on the Bulletin Board were $___ and $  per share. You are urged to obtain current market quotations for the Common Shares before deciding whether and, if so, at what price or prices, to tender your shares. See Section 8, “Price Range of the Shares.”
     Who can I talk to if I have questions?
     If you have any questions regarding the Offer, please contact the Dealer Manager and Information Agent for the Offer, Keefe, Bruyette & Woods, Inc., by calling (877) 298-6520 (Toll free from U.S. & Canada). Additional contact information for the Dealer Manager and Information Agent is set forth on the back cover page of this Offer to Purchase.
     In addition to this Offer to Purchase, a related Letter of Transmittal will be sent to participants in the ESOP for informational purposes only. If an ESOP participant has any questions relating to the Offer or the number of shares held in his or her ESOP account, the participant should contact the party set forth in the “Letter to Participants in the Greenville Federal Financial Corporation Employee Stock Ownership Plan.”
1. SPECIAL FACTORS
Purposes and Reasons for the Offer
     The Company was chartered in 2005 to serve as the holding company for Greenville Federal, a federally chartered savings bank headquartered in Greenville, Ohio, upon completion of Greenville Federal’s conversion to stock form. Simultaneous with the completion of the conversion of Greenville Federal, the Company completed the initial public offering of its common stock and formed Greenville Federal MHC to own 55% of the Company’s stock. On January 4, 2006, the Company sold 2,298,411 shares at $10 per share, including 1,264,126 shares issued to Greenville Federal MHC and 90,098 shares issued to the ESOP. As required by regulations of the Office of Thrift Supervision, the Company registered its common stock with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) and maintained that registration for more than three years after the completion of the reorganization in January 2006. Since that registration, the Company has been subject to the reporting and proxy requirements of the Exchange Act. Pursuant to federal securities laws, once the Company shares are registered, the Company must maintain its registration and comply with those requirements so long as the Company has 300 or more holders of record of its common stock.
     The purpose of this Offer is to reduce the number of holders of record of the Company’s common stock. If, after completion of this Offer, the Company has fewer than 300 stockholders of record, as calculated under the regulations of the SEC, the Board intends to deregister the Company’s common stock with the SEC. One result of deregistration is that we would no longer be required to file periodic reports with the SEC, including, among others, annual reports on Form 10-K, quarterly reports on Form 10-Q and periodic reports on Form 8-K. In addition, we would not be subject to the SEC’s requirements for proxy statements. The Board believes that no longer being subject to such requirements could result in significant cost savings to the Company and allow management to spend more time focused on its banking business. The Company was required by Office of Thrift Supervision regulations to remain registered under the Exchange Act for at least three years after the mutual holding company reorganization. The three years elapsed in January 2006. While the Board of Directors commenced consideration of deregistration in 2008, it delayed further consideration of the matter and making any decisions to proceed and how to proceed until the Company could better predict any further losses that might be experienced due to the decline in value of one of its investments and until its current and future capital needs could be better determined.

     If this Offer does not result in the Company’s qualifying to deregister with the SEC, the Board will likely consider other alternatives to achieve that result, including a reverse stock split or cash out merger (in which a new corporation is formed to merge with the Company and holders of a limited number of Company shares are cashed out), if deregistration remains in the Company’s best interests.
     If the common stock of the Company is deregistered, the Company intends, at this time, to supply stockholders with an annual report containing audited financial statements and a proxy statement after each year end, though there is no requirement that it do so and it will not be bound by any of the SEC’s requirements for the content of the annual report or proxy statement to which it is currently subject. These documents may not be as detailed or as extensive as those required of a public company. Because such documents will not be subject to the SEC’s requirements, the costs associated with the preparation and review of these documents by both the independent auditors and legal counsel would likely decrease substantially.
     The Board believes that by deregistering, we will realize recurring annual cost savings of approximately $147,000 in fees and expenses that we have historically incurred and additional expenses we expect to incur, including fees and expenses for compliance with the Sarbanes-Oxley Act. These estimated cost savings for the first year after deregistration are described in greater detail below:

Estimated Cost Savings
Section 404 audit fees	$67,000
Other audit fees	22,000
Legal fees	54,000
EDGAR formatting and filing	3,500
Printing and mailing costs	500

Total annual costs	$147,000
     The annual cost savings set forth above are only estimates and do not include any allocation of compensation paid to officers and employees of the Company for time they spend on compliance with securities laws. The actual savings we realize from going private may be higher or lower than these estimates. The estimates are based upon the (i) actual costs to us of the services and disbursements in each of the categories listed above that were reflected in our recent financial statements and (ii) allocation to each category of management’s estimates of the portion of the expenses and disbursements believed to be solely or primarily attributable to our public reporting company status. In some instances, these cost savings expectations were based on verifiable assumptions. For example, our auditing fees will be reduced if we cease to be a public reporting company due to the elimination of fees for interim services. In addition, the costs associated with retaining legal counsel to assist us in complying with the Exchange Act reporting requirements will be eliminated if we no longer file reports with the SEC. We expect the cost of compliance with the Sarbanes-Oxley Act to increase for future years when the

Company is expected to become subject to an additional auditor certification of internal controls if the company does not deregister.
Background of the Offer
     The reorganization of Greenville Federal into the mutual holding company form of organization and minority stock offering raised $9.4 million, net of offering costs, for the combined organization. While Greenville Federal has made use of some of the capital to increase its loan portfolio, the Company and Greenville Federal still had a great amount of excess capital in early 2008. On May 20, 2008, the Board invited Vorys, Sater, Seymour and Pease LLP, legal counsel to the Company (“Vorys”), and KBW to assist the Board in considering strategic planning alternatives, including stock repurchases and transactions designed to reduce the number of stockholders of record in order to permit the Company to deregister. All of the directors and executive officers were present, as well as a representative of each of Vorys, KBW and BKD, LLP, the Company’s auditors. The directors acknowledged that there was little trading in the stock of the Company and that the Company had a relatively small number of stockholders. They also discussed the fact that the Company would be required to obtain an annual auditor certification with respect to its internal controls over financial reporting under the Sarbanes-Oxley Act commencing with the annual report for fiscal year 2009 (since delayed to fiscal year 2010), and that such certification would increase securities law compliance costs. The representative of KBW provided to the directors and the advisors and the directors discussed written materials summarizing in general terms possible advantages and disadvantages of deregistration, methods of decreasing the number of stockholders and the advantages, disadvantages and processes of each, tables showing potential effects on Greenville Federal’s average capital ratio and accretion/dilution analysis at various prices and percentages of outstanding shares purchased; and a comparison of financial ratios and market price of the Company and peer groups of mutual holding company subsidiaries and of Midwest thrift holding companies.
     Because regulations of the Office of Thrift Supervision of the Department of the Treasury (the “OTS”) prohibited the Company from deregistering its common stock until January 2009, the Board asked its advisors to assemble additional information regarding alternatives for reducing its stockholders of record for discussion at a meeting of the Board in late 2008.
     Following the annual meeting of stockholders of the Company on October 28, 2008, the directors further considered, with the assistance of its advisors, transactions pursuant to which the Company might deregister. All of the directors and executive officers of the Company were present, as well as representatives of Vorys, KBW and BKD. The representative of KBW provided the directors with materials reporting on numerous aspects of financial institution performance in general and the financial crisis. KBW’s materials also included an update to the financial information about peer groups provided at the May 2008 meeting and a discussion of remutualization transactions (in which a stock form financial institution is acquired by a mutual form institution). Legal counsel discussed alternative methods of going private, including tender offers, reverse stock splits and cash out mergers. The financial advisor reviewed information with respect to potential valuations of the Company’s stock, a range of possible prices for purchasing shares in a tender offer and the effect on the Company’s pro forma financial numbers.

The directors also reviewed shareholder information, including the number of registered stockholders and the numbers of shares held by registered holders and street name holders. The directors decided that they were interested in pursuing a transaction, probably a tender offer. They considered the fact that the tender offer would be voluntary and that the directors did not want to force out stockholders who owned few shares, but who might want to remain stockholders and who might also be customers of Greenville Federal. Management was instructed to obtain updated information about the registered stockholders of the Company, and the legal and financial advisors were asked to attend the next Board meeting to further discuss possibilities.
     Before the November 2008 Board meeting, at which all of the directors and executive officers were present, the Company recognized a non-cash impairment charge due to the reduction in the value of one of its investments. As a result of that impairment charge, the Company recorded a net loss for the quarter ended September 30, 2008. The directors also recognized that if certain trends continued, additional large impairment charges might be required in future fiscal quarters. Further consideration of a going private transaction was postponed until the December 2008 Board meeting. On December 16, 2008, with all directors and executive officers present, the Board decided to terminate the consideration of going private in light of the Company’s declining capital due to the reduction in value of that large investment.
     Although large impairment charges and net losses were recorded in the quarters ended September 30 and December 31, 2008, the Board determined that the value of the investment seemed to stabilize in early 2009. As a result, representatives of KBW and Vorys were invited to attend the February 24, 2009, meeting to assist the directors in renewed consideration of a transaction to reduce the number of stockholders. All directors and executive offers of the Company were present at the meeting, as well as representatives of Vorys and KBW. KBW’s representative provided the directors with pro forma bank capital ratios assuming various tender offer prices and numbers of shares purchased and assuming various levels of potential losses on the investment that had already suffered a large reduction in value. The materials indicated that even if the Company purchased 50% of its outstanding shares not held by Greenville Federal MHC at $7.00 per share and making various assumptions with respect to additional reductions with respect to its investments, Greenville Federal’s regulatory capital would still exceed regulatory requirements to be deemed “well-capitalized,” even without the Company contributing additional capital to Greenville Federal. The directors and advisors also discussed alternative methods of reducing the number of stockholders of record. Legal counsel answered director questions regarding the tender offer process and timing.
     After further discussion, the directors instructed management to work with the Company’s advisors to prepare additional information and documents for the directors to review at a later meeting, at which time the Board would make a decision whether to proceed.
     At a meeting of the Board held on April 10, 2009, with all directors and executive officers present, the Board approved and instructed management to execute an agreement engaging KBW to assist with further consideration of a tender offer and in contemplation of KBW being retained to act as dealer manager and information agent if a tender offer were to be conducted. The Board chose to engage KBW based on the Company’s previous experience with KBW as agent in connection with the Company’s mutual holding company reorganization and related stock offering and advice provided by KBW periodically since such reorganization, KBW’s familiarity with the operations of the Company and Greenville Federal, and KBW’s substantial experience in the financial institutions industry. As part of its business, KBW is regularly engaged in the valuation of businesses and securities and acting as deal manager or investment banker in connection with tender offers, mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuation for corporate and other purposes.
     At the meeting of the Board on April 21, 2009, with all directors and executive officers present, as well as representatives of KBW and Vorys, the directors again considered information it had been provided at previous meetings with respect to going private, including the advantages and disadvantages of a tender offer and alternative means of going private, and the fairness of the transaction to all stockholders, both those tendering their shares and those remaining as stockholders after the Offer. Because the Company’s March 31, 2009, financial statements were not yet finalized, KBW had not yet conducted its analysis of potential price ranges for the tender offer. The Board determined to convene a special Board meeting on April 27, 2009, at which time KBW would present its analysis and decisions would be made with respect to the Offer. The alternatives considered, the effects of the Offer and the factors considered by the Board in determining the fairness of the Offer are discussed below.
     At the April 27, 2009, meeting, with a representative of KBW present in person and a representative of Vorys present by phone, all of the directors and executive officers received KBW’s report of a discounted cash flow analysis and a review of comparable public companies. The discounted cash flow analysis resulted in a range of values from $4.08 per share to $7.65 per share. Based on a comparable group of publicly traded Midwest mutual holding company subsidiaries, the implied price based on the median price to fully converted tangible book value would be $7.26.
     The KBW representative also presented an analysis of the effect of a purchase of 200,000 shares at a range of $5.50 per share to $7.50 per share on the financial condition and capital of the Company and Greenville Federal. The capital analysis considered both the capital actually held at Greenville Federal as well as the capital that Greenville Federal could have if the Company were to contribute additional capital to Greenville Federal. The analysis resulted in the conclusion that with a purchase of 200,000 shares at $7.50 per share, based on Greenville Federal’s capital at March 31, 2009, Greenville Federal’s capital percentages would continue to exceed the percentages required to be deemed “well capitalized” under applicable regulations. Moreover, while the amount of cash held by the Company itself (not including the cash held by Greenville Federal) would decrease from approximately $7.6 million to $6.1 million, the Company would still have substantial additional funds that it could contribute to Greenville Federal, if necessary, due to any adverse changes in the business of Greenville Federal or to take advantage of growth opportunities.
     In addition to the analysis provided by KBW, the Board considered its desire to encourage participation in the Offer in order to achieve its objective of reducing the number of stockholders of record.

     Following the consideration of the KBW analyses, which the Board adopted as its own, and the desire to encourage participation in the Offer, the Board considered the fairness of a price range between $6.50 and $7.50 per share. Upon determining that such a price range would be fair to both stockholders tendering their shares in the Offer and stockholders continuing as stockholders after the Offer, the Board unanimously approved the Offer as discussed with a price range of $6.50 to $7.50 and a maximum of $1.5 million for the purchase of up to 200,000 shares.
     After determining to conduct the Offer, management worked with its advisors to prepare the necessary documents to be filed with the SEC and mailed to the Company’s stockholders. Due to the length of time it took to prepare such materials and revise them upon review by the SEC, the directors requested KBW to prepare an updated analysis of an appropriate price range for the Offer and the effects on the Company of an Offer within that price range. Such a report was prepared by KBW and discussed by the Board of Directors of the Company on August 4, 2009, with both officers of the Company but no advisors present for such discussion. Based on the updated analysis, discussed below under the heading “Fairness of the Offer,” the five members of the Board of Directors present voted unanimously not to change the price range for the Offer.
     Effects of the Offer
     It is hoped that the primary effect of the Offer will be to reduce the number of record holders of the Company’s stock from approximately [376] to fewer than 300. If we have fewer than 300 record holders of the Company’s shares, we will be able, and intend, to deregister our shares with the SEC under the Exchange Act. The suspension of our reporting obligations under the Exchange Act may further reduce the existing limited trading market for the Company’s shares and may result in a decline in the price of the Company’s shares. We may also have less access to capital markets and not be able to use the Company’s shares to effect acquisitions as a non-reporting company. After the deregistration of our shares, we will no longer be subject to the liability provisions of the Exchange Act that apply to public companies or the provisions of the Sarbanes-Oxley Act, including the requirement that the Company’s officers certify the accuracy of the Company’s financial statements and that the Company obtain its auditor’s certification with respect to the Company’s internal controls over financial reporting.
     As of ___, 2009, [141] stockholders of record held fewer than 100 shares, and ___ stockholders of record held 250 shares or fewer. Although the number of stockholders of record whose shares will be repurchased in total depends upon how many shares are tendered and whether repurchases will be prorated, due to the number of stockholders who own relatively small numbers of shares, the significant premium offered over current market prices and the lack of a brokerage commission, we believe we will be able to reduce the number of stockholders of record below 300 if we repurchase 200,000 shares.
     Discussed below are some additional effects of the Offer on certain persons or groups.
     Effects on cashed out holders. Upon completion of the Offer, tendering stockholders:

•	will receive cash equal to an amount between $6.50 and $7.50 for each share of the Company’s stock accepted in the Offer in a taxable transaction, except for shares held in the ESOP;

•	will receive the Offer Price without paying brokerage commissions or other transaction fees;

•	will no longer be a stockholder of the Company and will not be able to participate in the Company’s future earnings or growth; and

•	will receive no interest on cash payments owed to them by the Company as a result of the Offer.
     For a discussion of the federal income tax consequences of the Offer, see Section 13, “U.S. Federal Income Tax Consequences.”
     Effects on Continuing Holders. If the Offer is completed, Continuing Holders (i.e., holders of Company stock who do not tender any shares in the Offer, who tender fewer than all of their shares or whose tenders are accepted only in part):
•	will likely experience a further reduction in the liquidity of Company shares, thus making a sale in the market more difficult;

•	will not experience a significant increase in their respective ownership percentages of Company shares, and may experience a decrease if some shares are repurchased in the Offer;

•	will have less access to information about the Company; and

•	may benefit from an increase in book value per share (depending on the Purchase Price), earnings per share and cost savings of the Company after the Offer.
     Upon the termination of the registration of our shares under the Exchange Act, in order for Company shares to continue to be quoted on the Bulletin Board, one or more broker-dealers would need to act as market makers and sponsor our shares. Although we anticipate that a broker-dealer will continue to sponsor our shares on the Bulletin Board, there can be no assurance that any broker-dealer will be willing to act as a market maker in our shares after the Offer.
     If you tender some or all of your Company shares but some are not repurchased in the Offer, you will receive a share certificate for the number of shares not repurchased in the Offer (except with respect to shares held in the ESOP, in which case unpurchased shares will continue to be held by the ESOP Trustee).

     Effects on the Company. If 200,000 shares are tendered and all conditions to closing the Offer are met, we expect to pay approximately $1.5 million in the aggregate to purchase the shares. If 200,000 shares are purchased at $7.50 per share, due to the expenses of the Offer as well as the aggregate purchase price, we expect a very slight decrease in book value per share. If 200,000 shares are purchased at $6.50 per share, even including the expected expenses of the Offer, we expect an increase in book value per share. For details regarding the expected changes to the financial condition and results of operations of the Company see Section 10, “Certain Information Concerning the Company and its Executive Officers and Directors – Selected Historical and Pro Forma Financial Information.”
     We intend to apply to the SEC to deregister our shares as soon as practicable after completion of the Offer, if we are eligible. Upon deregistration of our shares, our duty to file periodic reports with the SEC will be suspended for as long as we have fewer than 300 record stockholders, and we will no longer be a public reporting company. In addition, we will be relieved of the obligation to comply with the requirements of the proxy rules under Section 14 of the Exchange Act. However, we will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws, and we will also continue to be subject to regulation by the OTS and the Federal Deposit Insurance Corporation (the “FDIC”) as applicable to savings and loan holding companies and savings banks.
     We currently intend to continue to provide annual audited financial statements and proxy statements to our stockholders, although there is no requirement that we do so. If provided, these documents may not be as detailed or extensive as the information we currently file with the SEC and deliver to stockholders, and our financial statements may not be accompanied by management’s discussion and analysis in the same detail. It will be more difficult for our stockholders to obtain information about us.
     As a result of the deregistration of our shares, we estimate that we will save approximately $147,000 in annual out-of-pocket costs associated with being a public company. In addition, management and employees will be able to reallocate time associated with our SEC reporting activities to other Company operations. These anticipated savings are discussed under Section 1, “Special Factors.”
     Although we will no longer be a public reporting company, we expect our business and operations, and the business and operations of Greenville Federal, to continue as they are presently conducted. The executive officers and directors of the Company and Greenville Federal will not change due to the Offer. Greenville Federal’s deposits will continue to be insured by the FDIC, and we will continue to be regulated by the same bank regulatory agencies. The Company expects to realize time and cost savings as a result of terminating its public company status, and intends to invest those savings in other areas of its and Greenville Federal’s business operations. Other than as described in this Offer to Purchase, none of the Company, Greenville Federal or their management has any current plans or proposals to do any of the following: effect any extraordinary corporate transaction (such as a merger, reorganization or liquidation); sell, transfer or purchase any material amount of Company or Greenville Federal assets; change the composition of the Board or the number or term of the directors, except for the expected retirement of directors as required by the Company’s Bylaws and replacements to fill vacancies; change the management of the Company or Greenville Federal or change any material term of an executive officer’s employment contract; change materially the Company’s indebtedness or capitalization; materially change the Company’s dividend rate or policy; amend the Company’s charter or bylaws or take action that could impede the acquisition of control of the Company; or otherwise effect any material change in the Company’s corporate structure or business.
     Currently, we have no plans to issue Company shares after the Offer, other than pursuant to the Greenville Federal Financial Corporation 2006 Equity Plan (the “Equity Plan”), but we reserve the right to do so at any time and from time to time at such prices and on such terms as the Board determines to be in the Company’s best interests and in accordance with applicable laws and regulations. The exercise of options granted under the Equity Plan would reduce the ownership percentage of the Company’s stockholders at the time. Holders of Company shares currently do not have, and will not have, any preemptive or other preferential rights to purchase any equity securities that we may issue in the future, unless such rights are specifically granted to such holders.
     After the Offer is completed, we may, from time to time, repurchase Company shares in privately negotiated sales or other transactions. Whether or not we purchase shares in the future will depend on a number of factors, including the Company’s financial condition, operating results and available capital at the time.
     Effects on rights of Company shares. The rights associated with Company shares will be unaffected by the Offer; there will be no changes with respect to dividend, voting, liquidation or other rights associated with the shares. The Company shares acquired by the Company in the Offer will be held in the Company’s treasury.
     Effect on ESOP. There will be no change in the rights or interests of participants in the Company’s ESOP. The Trustee will continue to invest funds held in the ESOP as directed by the ESOP Plan Administrator, subject to applicable law. Because the Company’s shares are not tradable on an established securities market, annual appraisals to value the Company shares owned by the ESOP are already required and will continue to be required. In addition, under the terms of the ESOP, the participants in the ESOP will continue to have a “put right” which permits a participant to require the Company to repurchase the participant’s ESOP shares when they are distributed to the participant.
     Effects on the Company’s executive officers, directors and other affiliates. If we complete the Offer and deregister, our affiliates, which consist of our executive officers, directors, any stockholders who own more than 10% of the Company’s shares (including Greenville Federal MHC), and Greenville Federal and may be deemed to include the ESOP and the Equity Plan Trust, will be relieved from complying with the stock ownership reporting requirements and “short swing profit” trading restrictions under Section 16 of the Exchange Act, as well as many of the provisions of the Sarbanes-Oxley Act. Our affiliates may also lose the ability to dispose of their Company shares pursuant to the safe harbor from the general registration requirement of Rule 144 under the Securities Act of 1933, as amended, unless the Company makes certain information about the Company publicly available. Moreover, shares acquired upon the exercise of options under the Equity Plan will be “restricted securities” under Rule 144, which will restrict the ability of all option holders, whether or not directors or executive officers, to sell the Company shares they acquire on the exercise of their options. Retention shares acquired under the Equity Plan also will be restricted securities.
     As is more thoroughly discussed in Section 11, “Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Shares, “ we expect that upon the completion of the Offer, our executive officers and directors will own approximately 8.20% of the then outstanding Company shares, as compared to approximately 7.49% of the shares outstanding immediately prior to the Offer. We expect that Greenville Federal MHC will hold more than 60% of the outstanding shares after the Offer, compared to 55% immediately prior to the Offer. If the Company purchases 200,000 shares in the Offer, Greenville Federal MHC will own 60.26% of the outstanding common stock of the Company. The only effect on Greenville Federal will be a $1.5 million reduction in deposits currently held by the Company at Greenville Federal.
     There can be no assurance that the number of stockholders of record after completion of the Offer will be fewer than 300 or that the completion of the Offer will result in a reduction in expenses related to registration under the Exchange Act. If the Company is not able to reduce its stockholder base below 300, it will consider other options to achieve this result, including a reverse stock split, a cash out merger or additional repurchases.
Alternatives
     The directors considered several alternative methods of reducing the number of stockholders of record enough to deregister the common stock.
     Traditional Stock Repurchase. The Board considered periodic repurchases of Company stock on the open market at market prices. The Board rejected this type of transaction since repurchasing enough shares in this manner to enable us to deregister our shares would likely take an extended period of time, have no assurance of success and be of undeterminable cost.
     Odd lot tender offer. One alternative considered by the Board was solely an odd lot tender offer. In an odd lot tender offer, we would offer to repurchase, at a designated price per share, Company shares held by any holder of less than 100 shares. The Board did not believe that an offer to only those stockholders would result in the reduction of holders of record needed in order to deregister and would require almost as much expense to conduct (other than the actual price paid for the repurchased shares) as the Offer.
     Reverse stock split. In a reverse stock split, the charter of the Company would be amended to divide the number of outstanding shares by an amount that would result in certain stockholders owning less than one full share of the Company. All stockholders holding less than one full share would be cashed out at a designated price and then the charter would be amended again to increase the number of remaining shares to the same number those stockholders held before the reverse stock split. The advantage of the reverse stock split is that it ensures the Company that the number of stockholders of record will be reduced sufficiently. The directors considered, however, that it would be involuntary; some stockholders might be cashed out who would prefer to remain stockholders of the Company.
     Reorganization through a cash out merger. In the cash out merger method, the Company is merged with a new shell corporation and stockholders of the Company are issued stock in the new entity. The share exchange would be such that stockholders owning less than a certain number of shares prior to the merger would be cashed out, and stockholders owning more than that number of shares would become stockholders of the new company. Like the reverse split method, some stockholders of the Company might cease to be stockholders who would rather remain stockholders. Another disadvantage of this method is that it requires additional effort and expense in connection with the formation of a new entity and obtaining regulatory approvals.
     Reclassification of shares. The Board also considered an amendment to the Company’s charter to create one or more additional classes of stock, each class having fewer than 300 holders of record. Certain stockholders would have their shares of common stock exchanged for shares of a different class of stock. The disadvantages of this method of reducing the number of holders of record of common stock are that, like other methods, the exchange of shares would be involuntary. The different classes of stock would have different voting and dividend rights. In addition, certain expenses would not be reduced as much following the reclassification as with a tender offer reducing the total number of stockholders. In addition, the Board believes that a purchase of shares provides an opportunity some stockholders would appreciate to sell their shares without payment of a commission, it would be a beneficial use of excess capital, and it would improve the Company’s return on equity, none of which would occur with a reclassification of stock.
Fairness of the Offer
     The Board of the Company believes that the Offer is procedurally and substantively fair to the unaffiliated stockholders of the Company, both those who tender their shares and receive payment and those who continue to hold shares of Company stock after the Offer is completed. In making this determination, the board considered factors it believed favored the fairness of the transaction, as well as factors that, from the perspective of an unaffiliated stockholder, may not have favored the fairness of the transaction. These factors considered both the substantive fairness (that is, the voluntary tender offer at an offer price of $6.50 to $7.50 in cash) and the procedural fairness of the transaction.

     Factors favoring the fairness of the Offer
•	The Offer price is higher than recent reported prices for the Company’s shares.

•	The ability to tender shares to the Company avoids the volatility in price that might accompany a sale of Company shares on the open market due to the highly illiquid market for the Company’s shares.

•	No brokerage commissions or other costs will be incurred by tendering stockholders.

•	The Offer is voluntary; no stockholder is required to tender shares.

•	Notice of the Offer and disclosure of the implications of the Offer are being provided to all stockholders.
     Factors not favoring the fairness of the Offer
•	The Offer price range is below the book value per share of the Company.

•	While the Offer is voluntary, stockholders will not be voting on the Offer.

•	If the common stock of the Company is deregistered, publicly available information about the Company will be reduced significantly, and the market for the common stock might be reduced.
     Discussion of factors affecting fairness determination
     Set forth below is a discussion of the material factors the Board considered in determining the substantive fairness:
     The Offer price range is at a premium to recent reported prices for the Company’s shares. On ___, 2009, the closing bid and asked prices for the Company’s common stock on the Bulletin Board were $___ and $  per share, respectively. Over the past 12 months, reported prices for the Company’s stock have generally declined, from $  per share on ___, 2008, to $  per share on ___, 2009. The reported prices were below the low end of the Offer price range for almost nine months prior to the Board’s announcement of the Offer. Although the Offer price range provides an attractive premium to such prices for stockholders tendering their shares in the Offer, the price range is not too high to be unfair to remaining stockholders in light of the cost savings that the Company will experience in the future if the Company is able to deregister. Moreover, unless the Purchase Price is near the high end of the price range, remaining stockholders will recognize an immediate increase in book value per share.

     The ability to tender shares to the Company avoids the volatility in price that might accompany a sale of the Company’s shares on the open market. The market for the Company’s stock is highly illiquid. During the last six months, there has been a total of 18,445 shares reported traded on the Bulletin Board, and trades have been reported on fewer than three days each month on average. An attempted sale of more than a few shares at any given time likely would result in a significant drop in the price paid for those shares.
     No brokerage commissions or other costs will be incurred by tendering stockholders. Particularly for stockholders who hold few shares of the Company and with the price of the Company’s stock at such a low level, a minimum brokerage commission could be significant compared to the amount the stockholder could obtain by selling the stock on the open market.
     The Offer price range is below the current book value per share of the Company. At March 31, 2009, the Company’s book value per share was $8.10. Nevertheless, the Board considered the fact that financial institution stocks generally have suffered great declines during the past year, and most savings and loan holding companies across the State of Ohio are trading well below book value per share. Moreover, the Company has recognized non-cash impairment charges totaling $5.2 million during the four quarters ended March 31, 2009, related to a large investment held by Greenville Federal. Moreover, as the economy is undergoing a challenging time and many individuals are seeking to limit their exposure to the stock market and also trying to obtain funds when unemployed, the Board believes that some Company stockholders may appreciate the ability to sell their shares within the Offer price range even though the price is below book value.
     Discounted Cash Flow Analysis. Due to the nature of their operations and extensive government regulation, financial institutions cannot be liquidated in an efficient manner and historically have not been liquidated without government intervention. Accordingly, when considering the valuation of the Company’s shares, the Board did not consider the liquidation value of the Company’s shares to be relevant and approached the entity as a going concern operating entity. The Company’s only repurchase of shares was one purchase of shares pursuant to the put option required by the ESOP and applicable law with the price established by the most recent annual valuation. Thus, previous stock repurchases by the Company were not considered relevant. Because the Company’s shares are very thinly traded and due to the unusual drop in financial institution share prices in general, the directors considered historical prices for the Company’s stock to be of little weight in determining a fair price range for the Offer.
     So, as part of its assessment, the Board considered KBW’s dividend discounted cash flow analysis, which provided a going concern valuation for the Company, and adopted the analysis as its own. The dividend discounted cash flow method, also referred to as the income method, values the Company by projecting future benefits of ownership and discounting those benefits to a present value. The application of this method requires the selection of an appropriate discount rate, as well as assumptions related to prospective earnings, growth rates, dividends, and a terminal value. This method assumes that the Company will continue to operate within its current structure and business model through 2014. It should be noted that, although the discounted cash flow method is a widely used valuation methodology, it relies on numerous assumptions, including projected earnings, terminal values, acquisition multiples and discount rates, which can change over time and are considered speculative. The discounted cash flow analysis of the Company does not necessarily indicate actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future.
     The assumptions related to the financial condition, operating performance and dividend payments of the Company are based upon the estimates of the Company’s management. In accordance with the Company’s projections, the analysis assumes an annual dividend of $0.28 per share as well as earnings growth of 10.0% annually. The Company’s management considers the estimates to be reasonable in the context of the Company’s current budget process for the next few years combined with its historical financial and operating performance, future expectations and the anticipated trends in the competitive and financial environment within which the Company operates. Nonetheless, many factors could result in the Company’s earnings growth being greater or less than such estimate, including additional impairment charges on its investments, changes in interest rates in the financial institutions industry in general and for the Company specifically, changes in foreclosure rates and losses on loans, increasing competition, changes in the condition of the financial markets, increases in FDIC insurance premiums and changes in applicable laws and regulations.
     In April 2009, KBW performed a dividend discounted cash flow analysis of the forecasted cash flows to stockholders of the Company. KBW applied terminal price to fully-converted book value multiples ranging from 50% to 75%, which reflects market multiples of similar publicly traded mutual holding company subsidiaries. The discount rate used to determine the net present value included a range from 9% to 13% with a focal point of 11.31%, which was the calculated weighted average cost of capital taking into account the risk free rate of return, a market risk premium, the Company’s size and a volatility factor based on the Company’s stock performance. The results of KBW’s analysis produced a range of values from $4.08 per share to $7.65 per share.
     In July 2009, KBW performed the same analysis, with the same range of fully-converted book value multiples and range of discount rate values with a focal point of 11.74%, which was the calculated weighted average cost of capital for the Company. The results of KBW’s analysis produced the same range of values as calculated in April 2009.
     Public Comparables Review. In April 2009, KBW also reviewed the pricing ratios of certain comparable thrift institutions and thrift holding companies. KBW analyzed certain comparable publicly traded mutual holding company subsidiaries, comparing the market price relative to book value, tangible book value and fully-converted tangible book value. The analysis included a comparison of the minimum, median and maximum of the above ratios for representative institutions headquartered in the Midwest with assets below $400 million.

     The list of comparable group institutions and the states in which their executive offices are located is set forth below:

United Community Bancorp (Indiana)	LaPorte Bancorp, Inc. (Indiana)
Cheviot Financial Corporation (Ohio)	Jacksonville Bancorp, Inc. (Illinois)
Kentucky First Federal Bancorp (Kentucky)	AJS Bancorp, Inc. (Illinois)
Equitable Financial Corp. (Nebraska)	Ottawa Savings Bancorp (Illinois)
Mid-Southern Savings Bank, FSB (Indiana)	Ben Franklin Financial, Inc. (Illinois)
Sugar Creek Financial Corp. (Illinois)	Webster City Federal Bancorp (Iowa)
Mutual Federal Bancorp, Inc. (Illinois)
     Some of the comparable companies are not SEC reporting companies, and the shares of some are traded only over-the-counter with little trading, similar to the Company’s stock, while others are traded on an exchange. For those companies with no shares traded on April 22, 2009, the “market price” was the most recent trade price prior to April 22, 2009.
     The analysis resulted in a range of values for the Company based upon the market multiples for comparable publicly traded mutual holding company subsidiaries. The pricing metrics of the comparable groups, based on prices as of April 22, 2009, and the range of implied values for the Company are summarized below:

			Price to fully
		Price to	converted
	Price to	tangible	tangible
	book ratio (%)	book ratio (%)	book ratio (%)
Minimum value	47.9	60.7	46.8
Median value	91.0	91.0	63.2
Maximum value	183.2	188.0	96.5

Implied per share valuation of the Company
Minimum	$3.88	$4.92	$4.83
Median	7.37	7.37	7.26
Maximum	14.84	15.23	14.36

*	Based on $3.90 price for the Company’s shares.
     Fully converted tangible book value assumes that the shares held by the mutual holding company are issued at the current market price. By utilizing the fully converted book value calculation, all companies can be compared as if 100% of the company’s shares have been publicly issued, regardless of differences in the percentage of shares held by the mutual holding company. Such a calculation reflects the fact that most mutual holding companies eventually conduct a “second step conversion,” eliminating the mutual holding company and publicly issuing additional shares. Using the price to fully converted tangible book value ratio and the valuation of its peers, the implied per share valuation for the Company ranges from $4.83 to $14.36, with a median value of $7.26.

     In July 2009, KBW updated its analysis of the same peer group as of July 20, 2009. The pricing metrics are summarized below:

			Price to fully
		Price to	converted
	Price to	tangible	tangible
	book ratio (%)	book ratio (%)	book ratio (%)
Minimum value	41.8	52.5	42.4
Median value	91.0	91.0	63.2
Maximum value	183.5	231.6	106.8

Implied per share valuation of the Company
Minimum	$3.39	$4.25	$4.27
Median	7.37	7.37	7.23
Maximum	14.86	18.75	17.07
     Valuation Summary. The dividend discount model and peer group analysis were equally weighted to arrive at a public share valuation for the Company. Because mutual holding company (MHC) stocks are highly dependent on the equity market pricing for second step transactions, both forms of analysis are based on the market price to fully converted book value.
     The following table shows the implied price per share using both valuation methods and weighting each equally for both the April 2009 and July 2009 analysis:

		Implied Price	Weighted	Implied Price	Weighted
		Per Share	Average	Per Share	Average
Methodology	Weight	At 4/22/09	At 4/22/09	At 7/20/09	At 7/20/09
Dividend Discount Model	50.0%	$5.63	$2.81	$5.51	$2.75

Peer Group Analysis	50.0%	$7.26	$3.63	$7.23	$3.62

Company Weighted Average Public Share Valuation

Per Public share			$6.44		$6.37
Aggregate			$6,665,000		$6,586,000

     KBW’s report will be made available for inspection and copying at the principal executive offices of the Company during regular business hours by any stockholder or stockholder’s representative designated in writing by a stockholder. A copy of the report is also attached as an exhibit to the Schedule TO filed by the Company with the SEC, available on the SEC’s website at www.sec.gov. The Company provided no instructions to KBW for its analysis at any time in connection with the Offer, nor did the Company impose any limitations on KBW’s analysis.
     Set forth below is a discussion of the factors the Board considered in determining the procedural fairness of the transaction.

     The Offer was approved by a unanimous vote of the Board, including all of the directors who are not employees of the Company or Greenville Federal. Non-employee directors constitute more than a majority of the Board. Although the Board retained a financial advisor to assist it in determining a price range for the Offer, the Board did not obtain a fairness opinion from such advisor and did not appoint anyone to negotiate on behalf of the stockholders in setting the price range. The Board chose not to form a special committee of the Board to evaluate the Offer. They identified no conflict of interest and recognized that all stockholders tendering shares will be treated the same, whether directors or unaffiliated stockholders. The Board believed there would be no added benefit to stockholders to obtain a third party fairness opinion or to retain a negotiator. We have not made any provision in connection with the Offer to grant unaffiliated stockholders access to our corporate files or to obtain counsel or appraisal services at our expense. The Board determined that this Offer to Purchase provides adequate information for unaffiliated stockholders to make an informed decision with respect to the Offer. The Board believes that the transaction is procedurally fair to unaffiliated stockholders based upon the facts that the Offer is voluntary, and the stockholders are being provided with full disclosure of the terms and conditions of the Offer and all information about the Company material to making a decision, and the stockholders are being provided sufficient time to consider the Offer.
     The Offer is voluntary, but there will not be a stockholder vote. As discussed above, the Board considered alternative means of reducing the number of stockholders but chose to proceed by a method that permits each stockholder to decide for himself or herself whether the price is fair. There will be no stockholder vote on the Offer. Any stockholder not liking the price to be paid may refrain from participation in the Offer and either remain a stockholder or sell shares on the open market.
     Notice of the Offer and disclosure of the implications is being provided to all stockholders. Stockholders are able to make an informed decision with respect to what is in the stockholder’s best interests.
     If the Offer results in the number of stockholders falling below 300, the Company intends to deregister its common stock under the Exchange Act. If deregistration occurs, publicly available information about the Company will be reduced significantly, and the market for the Company’s stock may decline even further. The Board considered, however, that it will continue to provide at least annual financial information to stockholders and an annual proxy statement, and the stock is already highly illiquid. Regardless of these considerations, the Board continues to believe that this Offer is procedurally fair to all of its stockholders.
     If the common stock is deregistered, the Company intends to take all reasonable steps to retain its quotation on the Bulletin Board.
     The Board is not aware of any firm offers made by any unaffiliated party during the past two years for a merger or consolidation of the Company with another company, a sale or transfer of a substantial part of the Company’s assets, or a purchase of the Company’s securities that would enable the holder to exercise control of the Company.

NONE OF THE BOARD, ANY DIRECTOR OR EXECUTIVE OFFICER OR ANY OF OUR AFFILIATES IS MAKING A RECOMMENDATION AS TO WHETHER STOCKHOLDERS SHOULD TENDER THEIR SHARES. Our Board has approved the Offer. However, none of us, our Board, any of our executive officers or directors, Greenville Federal MHC, Greenville Federal, the ESOP, the Equity Plan Trust, the Dealer Manager and Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender them. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should consider our reasons for making the Offer. Our directors and executive officers have advised us that they do not intend to tender any shares owned by them in the Offer. See Section 11, “Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Shares.”
     The Company’s stockholders have no right to vote on the Offer and therefore have no appraisal rights. No provision has been made to grant unaffiliated stockholders access to the corporate files of the Company or to obtain counsel or appraisal services at the Company’s expense.
     Each of our directors and executive officers has advised us that he or she does not intend to tender any shares in the Offer. In addition, none of our largest stockholder, Greenville Federal MHC, or the Equity Plan Trust intends to tender any shares in the Offer. The ESOP will tender only shares that participants have directed the Trustee to tender. As a result, the Offer will increase the proportional holdings of our directors, executive officers, Greenville Federal MHC, the ESOP and the Equity Plan Trust. For example, the beneficial ownership of Greenville Federal MHC will increase from 55% before the Offer to 60.3% after the consummation of the Offer if all 200,000 shares are repurchased. After the expiration of the Offer, our directors, executive officers and/or Greenville Federal MHC may, subject to applicable law and the Company’s applicable policies and practices, sell shares from time to time in open market transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer.
     We will pay the fees of and expenses incurred in connection with the Offer by Keefe, Bruyette & Woods, Inc., the Dealer Manager and Information Agent for the Offer, and Illinois Stock Transfer Company, the Depositary for this Offer. See Section 15, “Fees and Expenses.”
     As of ___, 2009, there were approximately 2,297,851 Common Shares issued and outstanding. The 200,000 shares that we are offering to purchase hereunder represent approximately 8.7% of the total number of outstanding Common Shares. The Common Shares are quoted on the Bulletin Board under the symbol “GVFF.” On ___, 2009, the last full trading day before the date on which we first announced our intention to make the Offer, the closing bid and asked prices of the Common Shares as reported on the Bulletin Board were $___ and $  per share. On July 7, 2009, the closing bid and asked prices of the Common Shares on the Bulletin Board were $___ and $  per share. You are urged to obtain current market quotations for the Common Shares before deciding whether and, if so, at what price or prices, to tender your shares. See Section 8, “Price Range of the Shares.”
     This Offer to Purchase and the related Letter of Transmittal contain important information that you should read carefully before you make any decision regarding the Offer.
2. NUMBER OF SHARES; EXPIRATION TIME;
PRIORITY OF PURCHASES; PRORATION; ODD LOT
     General. Subject to the terms and conditions of the Offer, we will purchase 200,000 shares or, if a lesser number of shares is validly tendered, all shares that are validly tendered and not validly withdrawn, at the Purchase Price, net to the seller in cash, without interest.
     We will purchase all shares validly tendered and not validly withdrawn, upon the terms and subject to the conditions of the Offer, including the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may, and we expressly reserve the right to, purchase in the Offer an additional amount of shares not to exceed 2% of the outstanding Common Shares (approximately 45,957 shares) without amending or extending the Offer. In addition, we could decide to purchase shares beyond a 2% increase, subject to applicable legal requirements. See Section 1, “Special Factors,” and Section 14, “Extension of the Offer; Termination; Amendment.” All shares not purchased because of the odd lot priority, proration or conditional tenders will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, at our expense promptly following the Expiration Time (as defined below).
     As described in Section 13, “U.S. Federal Income Tax Consequences,” the number of shares that we will purchase from a stockholder in the Offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares in the Offer.
     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.
     Expiration Time.  The term “Expiration Time” means 5:00 p.m. Eastern Daylight Saving Time/4:00 p.m. Central Daylight Saving Time on ___, unless and until we, in our reasonable discretion, have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14, “Extension of the

Offer; Termination; Amendment,” for a description of our right to extend, delay, terminate or amend the Offer.
     Subject to applicable SEC regulations, we reserve the right, in our sole discretion, to change the terms of the Offer, including, but not limited to, purchasing more or less than 200,000 shares in the Offer. If:
•	we increase the maximum Purchase Price above $7.50 per share or decrease the minimum Purchase Price below $6.50 per share, increase the number of shares being sought in the Offer (and such increase exceeds 2% of the outstanding Common Shares), or decrease the number of shares being sought; and

•	the Expiration Time is less than ten business days from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 14, then the Offer will be extended as necessary so that there are ten business days from the date of such notice until the Expiration Time. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday.
     We also expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7, “Conditions of the Offer,” shall have occurred or shall be deemed by us in our reasonable judgment to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. See Section 14, “Extension of the Offer; Termination; Amendment.”
     Priority of Purchases.  If any of the conditions described in Section 7, “Conditions of the Offer” are not satisfied or waived prior to the Expiration Time, we will not complete the Offer and we will promptly return all tendered shares. If all such conditions described in Section 7 have been satisfied or waived and, if 200,000 shares or fewer have been validly tendered and not validly withdrawn at or prior to the Expiration Time, we will purchase all such shares. If the conditions described in Section 7 have been satisfied or waived and more than 200,000 shares have been validly tendered and not validly withdrawn at or prior to the Expiration Time, we will purchase shares in the following order of priority:
•	first, all such shares owned beneficially or of record by an Odd Lot Holder (as defined below) who validly tenders all of such shares (partial tenders will not qualify for this preference) at or below the Purchase Price and completes, or whose broker, dealer, commercial bank, trust company or other nominee completes, the section captioned “Odd Lot” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; however, the Odd Lot preference will not be available to shares tendered under the ESOP;

•	second, after purchase of all of the foregoing shares, all other shares tendered at or below the Purchase Price on a pro rata basis, if necessary (except for stockholders who tendered their shares conditionally and for which the condition was not satisfied); and

•	third, shares conditionally tendered at or below the Purchase Price for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares).
     In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must specify the price or prices, not less than $6.50 nor greater than $7.50 per share, at which they are willing to sell their shares to us in the Offer. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, elect to tender their shares at the Purchase Price ultimately paid for shares validly tendered and not validly withdrawn in the Offer, which could result in the tendering stockholder receiving a price per share as low as $6.50. For purposes of calculating the Purchase Price, shares tendered at the Purchase Price determined in the Offer will be deemed tendered at $6.50. As promptly as practicable following the Expiration Time, we will, in our sole discretion, determine the Purchase Price that we will pay for shares validly tendered and not validly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. We will select the lowest Purchase Price that will enable us to purchase 200,000 shares or, if a lesser number of shares are validly tendered, all shares that are validly tendered and not validly withdrawn. By following the instructions in the Letter of Transmittal, stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. Once the Purchase Price has been selected, we will promptly disclose it in a manner calculated to inform stockholders of this information.
     Proration.  In the event of an over-subscription by stockholders in the Offer, shares tendered will be subject to proration, except for “Odd Lot” shares (as defined below). Therefore, all of the shares that a stockholder tenders in the Offer may not be purchased (even if they are tendered at prices at or below the Purchase Price) or, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased (even though they were tendered at prices at or below the Purchase Price).
     If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time, subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders. Proration for each stockholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares tendered by the stockholder to the total number of shares tendered by all stockholders at or below the Purchase Price. Because of the difficulty in determining the number of shares validly tendered and not validly withdrawn, and because of the Odd Lot preference described below and the conditional tender procedure described in Section 6, we expect that we will not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until approximately seven business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time.

After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.
     If, as a result of the number of shares tendered, the number of shares to be purchased from a stockholder making a conditional tender is reduced below the minimum number specified by that stockholder, that tender will automatically be regarded as withdrawn, except as described in Section 6, and all shares tendered by the stockholder will be returned promptly after the Expiration Time at our expense.
     Odd Lot.  The term “Odd Lot” shares means all shares tendered at prices at or below the Purchase Price by a stockholder who owns beneficially or of record a total of fewer than 100 shares (such stockholder, an “Odd Lot Holder”) and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for the priority preference for Odd Lot shares, an Odd Lot Holder must tender all shares owned in accordance with the procedures described in Section 3, “Procedures for Tendering Shares.” Odd Lot shares will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. This preference is also not available to participants in the ESOP. By validly tendering shares in the Offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable Odd Lot discounts in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all shares held pursuant to the Offer should complete the section entitled “Odd Lot” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.
3. PROCEDURES FOR TENDERING SHARES
     Valid Tender.  For you to make a valid tender of shares in the Offer, either:
•	the Depositary must receive, at one of the addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

•	a Letter of Transmittal, or a facsimile thereof, validly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message (as defined below), and any other required documents; and

•	either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation (as defined below) of that delivery; or

•	you must, before the Expiration Time, comply with the guaranteed delivery procedures described below.

     If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.
     Participants in the ESOP may not use the Letter of Transmittal to direct the tender of shares held in the ESOP. Instead ESOP participants must follow the separate instructions in the “Letter to Participants in the Greenville Federal Financial Corporation Employee Stock Ownership Plan.” The instructions include the deadline, which is earlier than the Expiration Time.
     The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.
     In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender shares pursuant to the Offer must either (1) check one of the boxes corresponding to the price at which shares are being tendered in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Stockholder,” or (2) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined in the Tender Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $6.50 (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $___ PER SHARE). A tender of shares will be proper if, and only if, one of these boxes is checked on the Letter of Transmittal.
     If you wish to indicate a specific price (in increments of $0.25) at which your shares are being tendered, you must check the appropriate box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Stockholder.” You should be aware that this election could mean that none of your shares will be purchased in the Offer if you check a box other than the box representing the lowest Purchase Price.
     If you wish to maximize the chance that your shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined in the Tender Offer.” For purposes of calculating the Purchase Price, shares tendered at the Purchase Price determined in the Offer will be deemed tendered at $6.50. Note that this election could result in the tendered shares being purchased at the minimum Purchase Price of $6.50.
     If you wish to tender shares at more than one price, you must complete separate Letters of Transmittal for each price at which shares are being tendered. You cannot tender the same shares (unless previously validly withdrawn in accordance with the terms of the Offer) at more than one price.
     Odd Lot Holders who tender all their shares must also complete the section captioned “Odd Lot” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 2, “Number of Shares; Expiration Time; Priority of Purchases; Proration; Odd Lot.”
     We urge stockholders who hold shares through brokers, dealers, commercial banks, trust companies or other nominees to consult such persons to determine whether transaction costs are applicable if they tender shares through such persons and not directly to the Depositary.
     Book-Entry Transfer.  For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, or a facsimile thereof, validly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of the addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.
     The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility as we describe above is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.
     The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.
     The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.
     Signature Guarantees.  No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

•	the “registered holder” (as defined below) of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”
     A “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (1) the Securities Transfer Agents Medallion Program; (2) the New York Stock Exchange, Inc. Medallion Signature Program; or (3) the Stock Exchange Medallion Program.
     Except as described above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instruction 12 of the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instruction 12 of the Letter of Transmittal.
     Guaranteed Delivery.  If you wish to tender shares in the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, you may still validly tender your shares if all the following conditions are met:
•	your tender is made by or through an eligible institution;

•	a validly completed and duly executed Notice of Guaranteed Delivery, substantially in the form we provide, is received by the Depositary, as provided below, prior to the Expiration Time; and

•	the Depositary receives, at the address set forth on the back cover of this Offer to Purchase and within the period of three NYSE trading days after the date of execution of that Notice of Guaranteed Delivery, either: (1) the certificates representing the shares being tendered together with (a) a Letter of Transmittal, or a facsimile thereof, relating thereto that has been validly completed and duly executed and includes all signature guarantees required thereon and (b) all other required documents; or (2) in the case of any book-entry transfer of the shares being tendered that is effected in accordance with the book-entry transfer procedures we describe above under “-Book-Entry Transfer” within the same three NYSE trading day period: (a) a Letter of Transmittal or a facsimile thereof, relating thereto that has been validly completed and duly executed and includes all signature guarantees required thereon, or an agent’s message, (b) a book-entry confirmation relating to that transfer, and (c) all other required documents.

all signature guarantees required thereon, or an agent’s message, (b) a book-entry confirmation relating to that transfer, and (c) all other required documents.
     For these purposes, a “NYSE trading day” is any day on which the New York Stock Exchange is open for business.
     A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, facsimile transmission or mail and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery that is to be delivered to the Depositary.
     ESOP. Participants in the ESOP who wish to have the Trustee tender shares credited to their ESOP accounts must complete, execute and return to the ESOP Trustee the tender direction form included in the “Letter to Participants in the Greenville Federal Financial Corporation Employee Stock Ownership Plan” sent to participants in the ESOP. Participants in the ESOP may not use the Letter of Transmittal to direct the tender of their shares held in that plan. Although the Offer will remain open to all stockholders until the Expiration Time, if the ESOP Trustee does not receive a participant’s instructions by ___p.m., Central Daylight Saving Time, on ___, 2009, the ESOP Trustee will not tender shares attributable to the participant’s account. Participants are urged to read the “Letter to Participants in the Greenville Federal Financial Corporation Employee Stock Ownership Plan” and the separate direction form carefully.
     Please note that the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), prohibits the sale of shares to us for less than “adequate consideration.” For companies like us, whose stock is not traded on a national securities exchange, “adequate consideration” is a price that accurately reflects the market value of the shares, which may be based on recent trades in the shares or the bid and asked prices. The Trustee will make the final determination as to whether participants’ directions will be followed taking into account the market value of the Company’s shares at the time the shares are to be tendered. Accordingly, depending on the prevailing market price of the Company’s shares on such date, the Trustee will tender or not tender shares as follows:

•	If the prevailing market price is greater than the maximum tender price offered by the Company ($7.50 per share), notwithstanding your direction to tender shares in the Offer, the shares will not be tendered.

•	If the prevailing market price is lower than the price at which you direct shares to be tendered, notwithstanding the lower closing market price, the Trustee will follow your direction both as to percentage of shares to tender and as to the price at which such shares are tendered.

•	If the prevailing market price is greater than the price at which you direct the shares be tendered but within the range of $6.50 to $7.50, the Trustee will follow your direction regarding the percentage of shares to be tendered but will increase the price at which such shares are to be tendered to the lowest tender price that is not less than prevailing market price.

•	If the prevailing market price is within the range of $6.50 to $7.50, for all shares directed to be tendered at the “per share purchase price to be determined pursuant to the tender offer,” the Trustee will tender such shares at the lowest tender price that is not less than the prevailing market price.

     The proceeds received by the ESOP from any purchase of shares in the Offer from a participant’s plan account will be deposited in the participant’s account and invested in accordance with the terms of the ESOP and the ESOP Trust Agreement, as directed by the Plan Administrator and in accordance with applicable law.
     Stock Options.  Holders of vested but unexercised options to purchase shares may exercise such options in accordance with the terms of the equity plan under which they were granted and tender the shares received upon such exercise in accordance with the Offer. Holders of vested but unexercised options should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants and the years left to exercise their options, the range of tender prices and the provisions for pro rata purchases by the Company described in Section 2. We strongly encourage those holders to discuss the Offer with their tax, financial or other advisor. Holders of stock awards and other restricted equity interests may not tender shares or shares represented by such interests unless they are fully vested. Holders of vested options will have to exercise their options by ___, 2009, to be in a position to tender. All options issued under the Equity Plan and exercisable before ___, 2009, had exercise prices in excess of the maximum of the price range of the Offer.
     Other Requirements.  Notwithstanding any other provision hereof, payment for shares accepted for payment in the Offer will in all cases be made only after timely receipt by the Depositary of:
•	certificates representing, or a book-entry confirmation respecting, those shares;

•	a Letter of Transmittal, or a facsimile thereof, validly completed and duly executed, with any required signature guarantees thereon, or, in the case of a book-entry transfer, an agent’s message in lieu of a Letter of Transmittal; and

•	any other documents the Letter of Transmittal requires.
     Accordingly, tendering stockholders may be paid at different times depending on when certificates representing, or book-entry confirmations respecting, their shares are actually received by the Depositary.
     Under no circumstances will we pay interest on the Purchase Price for the shares we purchase in the Offer, regardless of any extension of or amendment to the Offer or any delay in making payment for shares accepted for payment in the Offer.
     Return of Unpurchased Shares. If any tendered shares are not purchased, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, or, in the case of shares tendered by book-entry transfer at DTC, the shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.
     Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (1) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tendering to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth in this Offer to Purchase will constitute the tendering stockholder’s representation and warranty to us that (a) such stockholder has a “net long position” in shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
     Determination of Validity.  All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of, or payment for, shares that may be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all stockholders or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other shares or stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Dealer Manager and Information Agent, the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.
     U.S. Federal Income Tax Withholding.  Under U.S. federal income tax laws, payments in connection with the Offer may be subject to “backup withholding” meaning that 28% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury (the “Treasury”), unless the stockholder or other payee:
•	provides a correct taxpayer identification number (i.e., the stockholder’s employer identification number or, for an individual stockholder, the stockholder’s social security number) and certifies, under penalties of perjury, that he, she or it is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules; or

•	establishes that he, she or it is exempt from withholding (i.e., a corporation or certain foreign individuals) and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.
     Any amount withheld under these rules will be creditable against the stockholder’s U.S. federal income tax liability or refundable to the extent that it exceeds such liability if the stockholder provides the required information to the Internal Revenue Service (the “IRS”). A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS. Each tendering stockholder should complete and sign the Substitute IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Each foreign stockholder should complete and sign the appropriate IRS Form W-8 in order to provide the information and certification necessary to avoid backup withholding. Such statements may be obtained from the Depositary. See Instruction 2 of the Letter of Transmittal.
     Any tendering stockholder or other payee that fails to comply fully and sign the Substitute IRS Form W-9 included in the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to required U.S. backup withholding at a rate equal to 28% of the gross proceeds paid to such stockholder or other payee pursuant to the Offer.
     In addition, gross proceeds payable pursuant to the Offer to a foreign stockholder or its agent will be subject to withholding of U.S. federal income tax at a rate of 30%, unless the Company determines that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States and, in either case, the foreign stockholder provides the appropriate certification, as described below. For this purpose, a foreign stockholder is any stockholder that is not for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (c) an estate the income of which is subject to U.S. federal income tax regardless of its source or (d) a trust (1) the administration of which is subject to the primary supervision of a U.S. court and for which one or more U.S. persons have the authority to control all substantial decisions of such trust or (2) for which a valid election has been made to be treated as a U.S. person for U.S. federal income tax purposes under applicable Treasury regulations.
     A foreign stockholder may be eligible to file for a refund of such tax or a portion of such tax withheld if such stockholder satisfies the “complete termination,” “substantially disproportionate,” or “not essentially equivalent to a dividend” tests described in Section 13 or if such stockholder is entitled to a reduced rate of withholding pursuant to a tax treaty and we withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the Depositary before payment a properly completed and executed IRS Form W-8BEN claiming such an exemption or reduction. Such forms may be obtained from the Depositary. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI claiming such exemption. Such forms may be obtained from the Depositary. See Instruction 2 of the Letter of Transmittal. Backup withholding generally will not apply to amounts subject to the 30% rate or a treaty-reduced rate of withholding. Foreign stockholders should consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.
     For a more complete discussion of U.S. federal income tax consequences to tendering stockholders, see Section 13, “U.S. Federal Income Tax Consequences.”
     Lost Certificates.  If the share certificates that you want to surrender have been lost, destroyed or stolen, you should promptly notify the Depositary at (312) 427-2953 or (800) 757-5755. The Depositary will instruct you as to the steps that must be taken in order to replace the certificates.
     We will decide, in our sole discretion, all questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares, and each such decision will be final and binding on all parties.
4. WITHDRAWAL RIGHTS
     Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw any shares that you have previously tendered in the Offer according to the procedures we describe below at any time prior to the Expiration Time. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 5:00 p.m. Eastern Daylight Saving Time/4:00 p.m. Central Daylight Saving Time on ___, 2009, if they have not previously been accepted.
     For a withdrawal to be proper, a written notice of withdrawal must:
•	be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•	specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

     If you tendered shares at more than one price or otherwise pursuant to separate letters of Transmittal and wish to withdraw some or all of such shares, you are not required to submit separate written notices of withdrawal. If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, you must submit the serial numbers shown on those certificates to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.
     If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.
     Withdrawals of tenders of shares may not be rescinded, and any shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be re-tendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.
     We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other withdrawal. None of us, the Dealer Manager and Information Agent, the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
     If we have not accepted tendered shares for payment as provided in this Offer to purchase by 5:00 p.m. Eastern Daylight Saving Time/4:00 p.m. Central Daylight Saving Time on ___, 2009, you may withdraw any or all of your tendered shares.
     For shares being held under the ESOP, please refer to the special instructions in the “Letter to Participants in the Greenville Federal Financial Corporation Employee Stock Ownership Plan” for information about withdrawal rights and the deadline to submit withdrawal instructions. Please note that, in order to timely withdraw their shares, participants in the ESOP must submit a withdrawal request in accordance with the procedures set forth in that letter no later than ___, Central Daylight Saving Time, on ___, 2009, unless we extend the Offer, in which case such withdrawal request must be received no later than ___, Central Daylight Saving Time, on the third business day prior to the expiration of the Offer as extended.
     If the Company extends the Offer or is delayed in its purchase of shares, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on behalf of the Company, and such shares may not be withdrawn, except to the extent the tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE
     Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Time, we will (1) determine a single per share Purchase Price we will pay for the shares validly tendered and not validly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders, and (2) accept for payment and pay the relevant price for (and thereby purchase) up to 200,000 shares validly tendered at prices at or below the Purchase Price and not validly withdrawn.
     Subject to applicable rules of the SEC, we expressly reserve the right to delay acceptance for payment of, or payment for, shares in anticipation of governmental regulatory approvals. We remain, however, obligated to pay the Purchase Price for the shares accepted for payment promptly after the Expiration Time.
     For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the Odd Lot priority, proration and conditional tender provisions of the Offer, shares that are validly tendered at or below the Purchase Price selected by us and not validly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of such shares for payment pursuant to the Offer.
     Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price for the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:
•	certificates for shares, or of a timely book-entry confirmation of shares into the Depositary’s account at the book-entry transfer facility;

•	a validly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal) or, in the case of a book-entry transfer, an agent’s message; and

•	any other required documents.
     We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.
     In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the Expiration Time. We expect to make payment within three to five business days after the Expiration Time. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the Purchase Price and shares not purchased due to proration, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Offer.
     Under no circumstances, including, but not limited to, by reason of any delay in making payment, will we pay interest on the Purchase Price. In addition, if certain events occur, we may not be obligated to purchase any shares pursuant to the Offer. See Section 7, “Conditions of the Offer.”
     Except as this Section 5 otherwise provides, we will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.
     If you are a participant in the ESOP, you should be aware that the ESOP is prohibited from selling shares to us for less than adequate consideration. Please refer to the “Letter to Participants in the Greenville Federal Financial Corporation Employee Stock Ownership Plan” for more information.
     Any tendering stockholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute IRS Form W-9 included with the Letter of Transmittal or other applicable form may be subject to backup U.S. federal income tax withholding at a rate of 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. See Section 3, “Procedures for Tendering Shares.” Also see Section 13, “U.S. Federal Income Tax Consequences.”
6. CONDITIONAL TENDER OF SHARES
     Under certain circumstances and subject to the exceptions set forth in Section 2, we may prorate the number of shares purchased pursuant to the Offer. As discussed in Section 13, the number of shares to be purchased from a particular stockholder might affect the tax treatment of such purchase to such stockholder and such stockholder’s decision whether to tender. Each stockholder is urged to consult with the stockholder’s own tax advisor with respect to the stockholder’s particular situation. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of such holder’s shares of that class tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any such shares so tendered are purchased. Any stockholder desiring to make such a conditional tender must so indicate in the box captioned “Conditional Tender” in such Letter of Transmittal or, if applicable, in the Notice of Guaranteed Delivery, and have tendered all of such stockholder’s shares.

     If you wish to make a conditional tender you must calculate and appropriately indicate such minimum number of shares. If the effect of accepting tenders on a pro rata basis as described in Section 1 would be to reduce the number of shares to be purchased from any stockholder (tendered pursuant to a Letter of Transmittal, Notice of Guaranteed Delivery or agent’s message) below the minimum number so specified, that tender will automatically be regarded as validly withdrawn (except as provided in the next paragraph) and all shares tendered by the stockholder pursuant to the Letter of Transmittal, Notice of Guaranteed Delivery or agent’s message will be returned promptly thereafter at our expense.
     After giving effect to these withdrawals, we will accept the remaining shares validly tendered, conditionally or unconditionally, and not validly withdrawn on a pro rata basis. If conditional tenders would otherwise be regarded as withdrawn then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 200,000 shares (or such lesser number of shares as is validly tendered and not validly withdrawn). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.
     Notwithstanding the general discussion in this Section 6, conditional tenders are not permissible with respect to the tender of shares under the ESOP.
7. CONDITIONS OF THE OFFER
     Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the date of commencement of the Offer and prior to the Expiration Time and, in the case of any required governmental approval, prior to the time of payment for any shares (whether any shares have theretofore been accepted for payment), any of the following events occur or are determined by us in our reasonable judgment to have occurred:
•	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions;

•	a material change in U.S. currency exchange rates or a suspension of or limitation on the markets for such currencies;

•	the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

•	any change (or condition, event or development involving a prospective change) has occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of us or any of our subsidiaries or affiliates that, in our reasonable judgment, does or could reasonably be expected to have a materially adverse effect on us or any of our subsidiaries or affiliates, or we have become aware of any fact that, in our reasonable judgment, does or could reasonably be expected to have a material adverse effect on the value of our shares;

•	the Company has been required to contribute capital to Greenville Federal to maintain Greenville Federal’s capital at levels qualifying it to be deemed “well capitalized” under applicable regulations or in order to meet other requirements imposed by the OTS, and in an amount such that the Company no longer has sufficient funds on deposit with Greenville Federal to complete the Offer;

•	legislation amending the Internal Revenue Code of 1986, as amended (the “Code”) has been passed by either the U.S. House of Representatives or the U.S. Senate or becomes pending before the U.S. House of Representatives or the U.S. Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our subsidiaries or affiliates;

•	there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, that:

o	challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer or any other matter relating to the Offer, or seeks to obtain any material damages relating to the transactions contemplated by the Offer;

o	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of such shares;

o	seeks to impose limitations on our affiliates’ ability to acquire or hold or to exercise full rights of ownership, including, but not limited to, the right to vote their shares on all matters validly presented to our stockholders;

o	otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of us or any of our subsidiaries or affiliates; or

o	otherwise relates to the Offer or that otherwise, in our reasonable judgment, could reasonably be expected to adversely affect us or any of our subsidiaries or affiliates or the value of our shares;
•	any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, that, in our reasonable judgment:
o	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares in the Offer;

o	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

o	otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of us or any of our subsidiaries or affiliates;

•	a tender or exchange offer for any or all of our outstanding shares (other than this Offer), or any material merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed;

•	we learn that:
o	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Common Shares, whether through the acquisition of shares, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before ___, 2009); or

o	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before ___, 2009, has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 1% or more of the outstanding Common Shares; or

o	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities.
     The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion before the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time. Any determination by us concerning the events described above will be final and binding on all parties.
8. PRICE RANGE OF THE SHARES
     Our Common Shares are traded in the over-the-counter market and price information is quoted on the Bulletin Board under the symbol “GVFF.” Trading in our common stock is very limited. The following table sets forth, for each of the periods indicated, the high and low bid quotations per share as reported by Financial Industry Regulatory Authority based on published financial sources and the dividends paid per share by us.

Fiscal Year Ending June 30,	High	Low	Dividends
2007
First Quarter	$9.88	$9.25	$0.07
Second Quarter	$10.34	$9.60	$0.07
Third Quarter	$10.60	$9.85	$0.07
Fourth Quarter	$10.05	$9.45	$0.07

2008
First Quarter	$9.75	$8.85	$0.07
Second Quarter	$9.50	$8.10	$0.07
Third Quarter	$8.68	$8.00	$0.07
Fourth Quarter	$8.25	$7.05	$0.07

2009
First Quarter	$7.25	$6.16	$0.07
Second Quarter	$6.25	$4.88	$0.07
Third Quarter	$5.05	$3.09	$0.07
Fourth Quarter	$3.90	$3.30	$0.07
     On July 7, 2009, the last full trading day before the date on which we first announced our intention to make the Offer, the closing bid and asked prices of our Common Shares on the Bulletin Board were $  per share and $  per share, respectively. The last closing trade price reported on the Bulletin Board before such announcement was $3.30 per share on May 1, 2009. On ___, 2009, the closing bid and asked prices of our Common Shares on the Bulletin Board were $  per share and $  per share, respectively. You should obtain current market quotations for the Common Shares before deciding whether to tender your shares in the Offer.
     Dividend payments shall be made separately from payments for shares tendered in the Offer. While we currently expect to continue the practice of paying regular cash dividends, dividends will be reviewed quarterly and declared by our Board at its discretion and will depend upon our results of operations, financial condition, cash requirements, restrictions contained in credit and other agreements and other factors deemed relevant.
     The payment of dividends by the Company to its stockholders may depend in part on the dividends paid by Greenville Federal to the Company. Greenville Federal’s ability to pay dividends is governed by OTS regulations, which require Greenville Federal to provide notice to the OTS of its intention to pay a cash dividend and require Greenville Federal to obtain the approval of the OTS if the dividend payment would reduce Greenville Federal’s regulatory capital below the amount required under applicable regulatory capital requirements, if the amount of capital distributions for the calendar year would exceed the sum of Greenville Federal’s net income for that year to date plus its retained net income for the preceding two years, or if the payment would violate any other statute, regulation or agreement between Greenville Federal and the OTS.

     If the Company pays dividends to its stockholders, generally it will be required to pay dividends to Greenville Federal MHC, unless Greenville Federal MHC waives the receipt of dividends and the Office of Thrift Supervision approves of such waiver. The dividends paid since the formation of the Company have been waived by Greenville Federal MHC with the approval of the OTS.
     The only shares of the Company’s stock repurchased by the Company since its formation were 560 shares purchased in February 2009 for $8.00 per share pursuant to the right of an ESOP participant to put shares to the Company. The Equity Plan Trust purchased shares to be awarded as retention shares pursuant to the Equity Plan. The following table sets forth information with respect to such purchases:

	Number of	Range of	Average
Quarter	Shares Purchased	Prices Paid	Price Paid
01/01/07 to 03/31/07	8,803	$10.36 — $10.50	$10.52
04/01/07 to 06/30/07	16,500	$9.75 — $10.05	$9.83
10/01/07 to 12/31/07	19,745	$9.20	$9.20
9. SOURCE AND AMOUNT OF FUNDS
     Assuming that the maximum number of shares is tendered in the Offer and the Purchase Price is an amount between $6.50 and $7.50 per share, the aggregate purchase price for the shares will be between $1.3 million and $1.5 million. We anticipate that we will pay for the shares purchased in the Offer and the related fees and expenses from the Company’s deposit account with Greenville Federal. There are no plans for alternative funding.
10. CERTAIN INFORMATION CONCERNING THE COMPANY
AND ITS EXECUTIVE OFFICERS AND DIRECTORS
     General. Greenville Federal Financial Corporation, chartered by the OTS under federal law, is a savings and loan holding company which owns all of the issued and outstanding common stock of Greenville Federal, a federal savings bank. The Company acquired all of the common stock issued by Greenville Federal upon its conversion from a federally chartered mutual savings and loan association to a federally chartered stock savings bank in January 2006, the formation of Greenville Federal MHC, also federally chartered, to own 55% of the common stock of the Company, and the offering of 45% of the outstanding common stock of the Company in a public offering. At ___, 2009, 2,297,851 shares of Company common stock were issued and outstanding. The executive offices of the Company, Greenville Federal and Greenville Federal MHC are located at 690 Wagner Avenue, Greenville, Ohio 45331, and the telephone number for each is (937) 548-4158.

     Greenville Federal has conducted business in Greenville, Ohio, since it was founded in 1883 as an Ohio chartered mutual savings and loan association. Greenville Federal converted to a federal charter in 1942. Greenville Federal currently conducts its business from its main office and a branch office, both located in Greenville, Ohio.
     The Company is subject to regulation and examination by the OTS and the SEC. Greenville Federal is subject to supervision and regulation by the OTS and the FDIC and is a member of the Federal Home Loan Bank of Cincinnati. Greenville Federal’s deposits are insured up to applicable limits by the FDIC.
     Greenville Federal’s business involves attracting deposits from individual and business customers and using these deposits to originate loans to individuals and businesses in its primary market area, which consists of Darke, Preble, Auglaize, Miami, Shelby and Mercer Counties in Ohio and the Indiana counties of Randolph and Wayne. Greenville Federal provides deposit products including checking, savings, money market and individual retirement accounts and certificates of deposit. Additionally, Greenville Federal provides access to its products and services via the Internet at www.greenvillefederal.com. Greenville Federal originates loans secured primarily by one- to four-family residences, multi-family residences and nonresidential real estate, although it also makes a variety of consumer and commercial loans.
     Greenville Federal’s results of operations are dependent primarily on net interest income and fee income. Net interest income is the difference between the interest income earned on its loans and investments and its interest paid on deposits and borrowed money. Its income also includes fees, and its costs include various administrative costs, the largest of which is salaries and benefits for its employees.
     Greenville Federal MHC conducts no business other than holding stock of the Company.
     Directors and Executive Officers. Set forth below is information regarding the employment or occupation of each of the directors and executive officers of the Company, who are also the directors and executive officers of Greenville Federal and Greenville Federal MHC.
     David T. Feltman retired in 1998.
     Jeff D. Kniese became the President and Chief Executive Officer of the Company, Greenville Federal and Greenville Federal MHC, as well as a director of each of those entities, on May 1, 2009. Prior to joining the Company, Mr. Kniese served as Senior Vice President – Mortgage Banking from 2001 until April 2009 and as Senior Vice President – Insurance from 2001 to 2005 for Integra Bank, N.A., 21 S.E. Third Street, Evansville, Indiana.
     George S. Luce, Jr., has been a truck equipment salesperson for The Best Equipment Co., 5550 Poindexter Drive, Indianapolis, Indiana, since 2002.
     Richard J. O’Brien was the President of Q. O. B. Electric, Inc., an electrical contractor located at 64 Walnut Street, Dayton, Ohio, from 1988 until he retired from that position as of July 1, 2005.

     Eunice F. Steinbrecher has been the Chair of the Board of Messiah College, located at One College Avenue, Grantham, Pennsylvania, since 2000, and engages in land development as President of S.F. Folio I, LLC, 6576 Westfall Road, Greenville, Ohio.
     James W. Ward has been a certified public accountant with Fry and Company at 300 W. Main Street, Greenville, Ohio, since 1967. He has also been a partner with Elm Street Realty, 300 W. Main Street, Greenville, Ohio, which owns and rents commercial properties, since 1993, and a director of Feet on the Ground Consulting, Inc., 300 W. Main Street, Greenville, Ohio, since 2004.
     David R. Wolverton retired in 1997 from a career with Greenville Federal. He currently provides management services for farms and other properties.
     Each of the directors and executive officers is a United States citizen. None of the directors or executive officers, or the Company, Greenville Federal or Greenville Federal MHC, has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of the directors or executive officers or the Company, Greenville Federal or Greenville Federal MHC was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
     Greenville Federal makes loans to directors, executive officers and employees of Greenville Federal. During the two fiscal years ended June 30, 2009, no director, executive officer or other related person had loans from Greenville Federal aggregating more than $60,000, except loans made in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Greenville Federal, and not involving more than the normal risk of collectability or presenting other unfavorable features. The directors and executive officers of the Company and Greenville Federal, as well as the Company and the Equity Plan Trust, have deposit accounts at Greenville Federal.
     Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer.
     These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of material filed with the SEC may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E.,

Washington, D.C. 20549. The SEC also maintains a web site on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like the Company that file electronically with the SEC.
     Incorporation by Reference.  The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Offer incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents, that have been previously filed with the SEC (excluding information furnished rather than filed). These documents contain important information about us:
•	Annual Report on Form 10-K for the fiscal year ended June 30, 2008, as filed on September 25, 2008;

•	Quarterly Report on Form 10-Q for the quarter ended March 21, 2009, as filed on May 14, 2009;

•	Definitive Proxy Statement on Schedule 14A, as filed on September 25, 2008;

•	Current Reports on Form 8-K, as filed on January 29, 2009, April 14, 2009, April 24, 2009, and July 24, 2009; and

•	All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof and prior to the Expiration Date.
     You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request a copy of these documents by writing to us at: Greenville Federal Financial Corporation, 690 Wagner Avenue, Greenville, Ohio 45331, Attention: Susan J. Allread, or telephoning us at (937) 548-4158. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. You can find additional information by visiting our web site at www.greenvillefederal.com.
     Selected Historical and Pro Forma Financial Information.  The following tables show (1) selected historical financial information about the Company for the fiscal year ended June 30, 2008, and the quarter ended March 31, 2009; (2) selected pro forma financial information as of and for the same periods, assuming (a) the purchase of 200,000 shares in the Offer, at the Purchase Price of $6.50 or $7.50 per share (the maximum price in the modified Dutch auction range) for an aggregate purchase price of $1.5 million, and (b) the payment of the fees and expenses related to (a) above of approximately $186,000, as if each were completed at the beginning of our 2008 fiscal year for statement of operations data and at March 31, 2009 for balance sheet information.

     The selected unaudited pro forma financial information is intended for informational purposes only and does not purport to be indicative of the results that would actually have been obtained if the Offer and the other transactions described above had been completed at the dates indicated or that may be obtained at any date in the future. The following selected unaudited pro forma consolidated financial data is based on available information and various estimates and assumptions. We believe that these assumptions provide a reasonable basis for presenting all of the significant effects of the Offer and the special dividend and the financing therefor and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial information. We have included the following unaudited pro forma financial information solely for the purpose of providing stockholders with information that may be useful for purposes of considering and evaluating the Offer. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Offer to Purchase under “Forward Looking Statements” and incorporated by reference herein. The pro forma amounts have been calculated assuming (1) that we complete the Offer for 200,000 shares at the price of $6.50 or $7.50 per share, and (2) the payment of $186,000 in fees and expenses related to the foregoing. The pro forma earnings per share and book value per share may change materially if significantly fewer shares are purchased pursuant to the Offer or if such shares are purchased at a price other than the prices of $6.50 or $7.50 per share.
     The following selected historical financial data has been derived from our historical financial statements included in our 2008 Form 10-K, which has been filed with the SEC, and should be read in conjunction with those financial statements.
Selected Financial Condition and Other Data

	At March 31,	At June 30,
	2009	2008	2007
	(Dollars in thousands, except per share amounts)
Total assets	$121,521	$126,126	$129,708
Loan receivable, net	91,723	89,851	87,413
Mortgage-backed securities, net	2,029	1,280	1,684
Investment securities, net	12,086	18,178	28,044
Cash and cash equivalents	5,908	7,220	3,527
Deposits	76,229	83,697	79,633
Advances from the FHLB	25,707	19,214	26,125
Total shareholders’ equity	18,614	21,856	22,744
Book value per share	8.10	9.51	9.90

	Nine months ended		Years ended
	March 31,		June 30,
	2009	2008	2008	2007
	(Dollars in thousands, except per share amounts)
Interest income	$5,154	$5,657	$7,422	$7,471
Interest expense	1,932	2,696	3,416	3,592
Net interest income	3,222	2,961	4,006	3,879
Provision for loan losses	85	—	189	20
Noninterest income	636	651	858	825
Impairment charge on investments	3,329	—	1,820	—
Other noninterest expense	3,480	2,966	4,009	3,786
Income taxes (credits)	39	181	(231)	257
Net income (loss)	(3,075)	465	(923)	641
Net income (loss), per diluted share	(1.38)	0.21	(0.42)	0.29
Dividends per share	0.21	0.21	0.28	0.28

	At or For
	Nine months ended (1)		Years ended
	March 31,		June 30,
	2009	2008	2008	2007
	(Dollars in thousands)
Selected financial ratios:

Return on average assets	(2.50)%	0.36%	(0.72)%	0.49%
Return on average equity	(15.38)%	2.10%	(4.15)%	2.84%
Dividend payout ratio	(151.70)%	100.00%	(67.31)%	96.89%
Average equity/total assets	16.29%	17.33%	17.47%	17.41%
Allowance for loan losses/loans receivable, net	0.63%	0.61%	0.65%	0.66%
Efficiency ratio	176.49%	82.12%	119.84%	80.48%
Earnings to fixed charges:
Income (loss) before income taxes	$(3,036)	$646	$(1,154)	$898
Interest expense	1,932	2,696	3,416	3,592
Income (loss) before fixed charges	(1,104)	3,342	2,262	4,490
Ratio of earnings to fixed charges (2)	—	123.96%	66.22%	125.00%

(1)	Nine-month ratios are annualized.

(2)	As of March 31, 2009, the earnings were insufficient to cover fixed charges by $1 million.

Unaudited Pro-Forma Data

	Unaudited Pro Forma Consolidated Balance Sheet
	Shares purchased at
	$6.50	$7.50
	per share	per share
	(Dollars in thousands)
Total assets	$120,035	$119,835
Loan receivable, net	91,723	91,723
Mortgage-backed securities, net	2,029	2,029
Investment securities, net	12,086	12,086
Cash and cash equivalents	4,422	4,222
Deposits	76,229	76,229
Advances from the FHLB	25,707	25,707
Total shareholders’ equity (1)	17,128	16,928
Shareholders’ equity to total assets	14.27%	14.13%
Book value per share	$8.16	$8.07

	Unaudited Pro Forma Consolidated Statement of Income
	Nine months ended March 31, 2009		Year ended June 30, 2008
	Shares purchased at		Shares purchased at
	$6.50	$7.50	$6.50	$7.50
	per share	per share	per share	per share
	(Dollars in thousands, except per share amounts)
Interest income	$5,154	$5,154	$7,422	$7,422
Interest expense	1,932	1,932	3,416	3,416
Net interest income	3,222	3,222	4,006	4,006
Provision for loan losses	85	85	189	189
Noninterest income	636	636	858	858
Impairment charge on investments	3,329	3,329	1,820	1,820
Other noninterest expense	3,480	3,480	4,009	4,009
Income taxes (credits)	39	39	(231)	(231)
Net income (loss)	$(3,075)	$(3,075)	$(923)	$(923)

(1)	Effect has been given to costs to be incurred in connection with the offer, which are estimated to be $186,000. Such costs will be capitalized as part of the costs of the stock purchased.
11. INTERESTS OF DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES;
TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES
     As of ___, 2009, there were 2,297,851 Common Shares issued and outstanding. Holders of Common Shares are entitled to one vote per share. The 200,000 shares we are offering to purchase in the Offer represent approximately 8.7% of the total number of outstanding Common Shares as of ___, 2009.

Beneficial Ownership of Directors and Executive Officers and Greenville Federal MHC
     As of ___, 2009, our directors and executive officers as a group (8 persons) beneficially owned an aggregate of 173,479, Common Shares, representing approximately 7.5% of the total outstanding Common Shares. As of ___, 2009, Greenville Federal MHC beneficially owned 1,264,126 Common Shares, representing approximately 55% of the total outstanding Common Shares. Greenville Federal MHC does not intend to tender any of its shares.
     The aggregate number and percentage of shares that were beneficially owned by each of our directors and executive officers, all of our current executive officers and directors as a group and Greenville Federal MHC as of ___, 2009, appears in the table below. Also shown is the percentage of outstanding Common Shares that will be beneficially owned by each of our directors and executive officers, all of our current executive officers and directors as a group and Greenville Federal MHC, assuming we purchase 200,000 shares in the Offer and that no director or executive officer or Greenville Federal MHC tenders any shares owned by him, her or it in the Offer. After consummation of the Offer, our directors and executive officers, as well as Greenville Federal MHC, may, subject to applicable law and our applicable policies and procedures, sell their shares from time to time in open market transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer.

	Number of		Percentage	Percentage
Name of Beneficial Owner (1)	Shares (2)		(Before Offer) (3)	(After Offer) (3)
Directors:

David T. Feltman	17,136	(5)	.75%	.82%
Jeff D. Kniese	11,200		.49%	.53%
George S. Luce, Jr.	24,000	(4)	1.04%	1.14%
Richard J. O’Brien	21,908	(5)	.95%	1.04%
Eunice F. Steinbrecher	31,908	(5)	1.39%	1.52%
James W. Ward	24,000	(4)	1.04%	1.14%
David R. Wolverton	26,000		1.13%	1.24%

Executive Officers (Non-directors):

Susan J. Allread	17,327		.75%	.82%

All current directors and executive officers as a group (8 individuals)	173,479	(5)	7.49%	8.20%
Greenville Federal MHC	1,264,126		55%	60.26%

(1)	The mailing address of each of the current executive officers and directors of the Company and of Greenville Federal MHC is 690 Wagner Avenue, Greenville, Ohio 45331.

(Footnotes continued on next page)

(2)	Includes shares held solely, jointly with spouses, in the Equity Plan Trust for the benefit of the individual, or in the ESOP. Also includes the following shares subject to options exercisable in the next 60 days:

Feltman: 2,000	Steinbrecher: 2,000
Kniese: -0-	Ward: 2,000
Luce: 2,000	Wolverton: 2,000
O’Brien: 2,000	Allread: 6,720

For Mr. O’Brien and Ms. Steinbrecher, includes 12,908 unallocated shares held in the Equity Plan Trust with respect to which they have voting power as Trustees. The shares held in the Equity Plan Trust are counted only once in determining the total number of shares owned by all directors and executive officers.

(3)	The “Percentage” computation is based upon the sum of (i) 2,297,851 Common Shares outstanding on July ___, 2009 and (ii) the number of Common Shares, if any, as to which the named person or group has the right to acquire beneficial ownership upon the exercise of options that are currently exercisable or that will first become exercisable within 60 days after July ___, 2009.

(4)	Includes 10,000 shares pledged as security for a loan.

(5)	Does not include 89,053 shares held in the ESOP, which constitutes 3.8% of the outstanding Common Shares. The assets of the ESOP are held in trust by First Bankers Trust Services, Inc. The ESOP is administered by the ESOP Committee of the Company, which is currently composed of Messrs. Feltman and O’Brien and Ms. Steinbrecher. At ___, 2009, 25,985 shares in the ESOP had been allocated to the accounts of participants, and 63,068 shares were unallocated. The unallocated shares are pledged as security for a loan made to the ESOP by the Company. Participants have the right to direct the ESOP Trustee how to vote shares allocated to their accounts. Allocated shares as to which the Trustee has received no instructions and unallocated shares are voted by the Trustee in the Trustee’s discretion. The ESOP is required by its terms to invest primarily in common stock of the Company. Neither the ESOP Committee nor the ESOP Trustee has power to dispose of, or to require the disposition of, the shares of Company common stock held in the ESOP Trust, except under limited circumstances where required by applicable law. No individual member of the ESOP Committee controls the actions of the Committee, and each such individual disclaims beneficial ownership of shares held in the ESOP Trust. Because participants in the ESOP have the right to instruct the ESOP Trustee to tender shares allocated to their accounts in the ESOP, it is not known how many shares will be held in the ESOP after the Offer is completed.

Transactions and Arrangements Concerning the Shares
     Recent Securities Transactions.  The Company has repurchased no shares since its formation except 560 shares repurchased in February 2009 pursuant to a put option under the Company’s ESOP. The Equity Plan Trust purchased 45,048 shares in 2007 to be awarded as retention shares under the Equity Plan. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving our Common Shares during the 60 days prior to ___, 2009.
     Share-Based Compensation Plans. In connection with the initial public offering of Company stock in 2006, the Company established the ESOP for the benefit of employees of the Company and Greenville Federal who have completed at least one year of full-time service with the Company or Greenville Federal. The ESOP borrowed funds from the Company and used those funds to purchase 90,098 shares of the Company. Shares released from the suspense account upon the payment of the loan are allocated to the accounts of participants on the basis of compensation. During the last two years, shares have been allocated to the accounts of participants, including the executive officers of the Company, as described in the Company’s Definitive Proxy Statement under the heading “Compensation of Directors and Executive Officers” filed on September 25, 2008, and which description is incorporated herein by reference. Shares of the Company held in the ESOP and allocated to participant accounts are voted as instructed by the participants, and unallocated shares and allocated shares as to which no instructions are given are voted in the discretion of the Trustee, First Bankers Trust Services, Inc.
     In June 2007, the Company awarded stock options and retention shares pursuant to the Equity Plan to all of the directors and executive officers of the Company. In January 2008, the Company awarded additional retention shares to an executive officer, and an option and retention shares were awarded to Mr. Kniese upon his employment on May 1, 2009. Such awards are described in the Company’s Definitive Proxy Statement under the heading “Compensation of Directors and Executive Officers” filed on September 25, 2008, and in the Current Report on Form 8-K filed by the Company on April 14, 2009, which descriptions are incorporated herein by reference.
     General. Except (1) as otherwise described herein, (2) for the compensation of our directors described in our Definitive Proxy Statement on Schedule 14A under the heading “Compensation of Directors and Executive Officers,” as filed on September 25, 2008, (3) for the employment agreements described in our Definitive Proxy Statement on Schedule 14A, as filed on September 25, 2008, (4) for the outstanding stock options and stock awards granted to our directors, executive officers and other employees pursuant to the ESOP and our Equity Plan, which are described in Definitive Proxy Statement on Schedule 14A, as filed on September 25, 2008, under the heading “Compensation of Directors and Executive Officers” and Notes 12 and 13 to the financial statements contained in our 2008 Form 10-K, and (5) loans made to our directors and executive officers by Greenville Federal in the ordinary course of business described in our Definitive Proxy Statement on Schedule 14A under the heading “Certain Transactions with Greenville Federal” as filed on September 25, 2008, all of which descriptions are incorporated herein by reference, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the Offer, with respect to any of our securities, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.
12. REGULATORY APPROVALS
     We are not aware of any license or regulatory permit that we believe is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered in the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations in the Offer to accept for payment and pay for shares are subject to certain conditions. See Section 7, “Conditions of the Offer.”
13. U.S. FEDERAL INCOME TAX CONSEQUENCES
     The following summary describes the material U.S. federal income tax consequences relating to the Offer to stockholders whose shares are validly tendered and accepted for payment pursuant to the Offer. This summary is based upon the Code, Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), tax-exempt organizations, retirement plans, regulated investment companies, certain expatriates, persons whose functional currency is other than the U.S. dollar, persons subject to the alternative minimum tax, persons that hold shares as a position in a “straddle” or as a part of a “hedging,” “conversion,” “constructive sale” or integrated transaction for U.S. federal income tax purposes or persons that received their shares through the exercise of employee stock options or otherwise as compensation. In addition, except as otherwise specifically noted, this discussion applies only to “U.S. Holders” (as defined below). This summary also does not address the effect of state, local, foreign or other tax laws of participating in the Offer.
     For purposes of this discussion, a “U.S. Holder” means:
•	An individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust (1) the administration of which is subject to the primary supervision of a U.S. court and for which one or more U.S. persons have the authority to control all substantial decisions of such trust or (2) for which a valid election has been made to be treated as a U.S. person for U.S. federal income tax purposes under applicable Treasury regulations.
     If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a stockholder, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. A stockholder that is a partnership, and partners in such partnership, should consult their tax advisors regarding the tax consequences of participating in the Offer.
     Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them of participating or not participating in the Offer, including the applicability and effect of state, local, foreign and other tax laws and the possible effect of changes in U.S. federal or other tax laws.
     Characterization of the Purchase.  The purchase of shares by us in the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the purchase, a U.S. Holder, depending upon the U.S. Holder’s particular circumstances, will be treated either as having sold the U.S. Holder’s shares or as having received a distribution in respect of such shares from us.
     Under Section 302 of the Code, a U.S. Holder whose shares are purchased by us in the Offer will be treated as having sold its shares, and thus will recognize capital gain or loss if the purchase:
•	results in a “complete termination” of the U.S. Holder’s equity interest in us;

•	results in a “substantially disproportionate” redemption with respect to the U.S. Holder; or

•	is “not essentially equivalent to a dividend” with respect to the U.S. Holder.
     Each of these tests, referred to as the “Section 302 Tests,” is explained in more detail below.
     If a U.S. Holder satisfies any of the Section 302 Tests explained below, the U.S. Holder will be treated as if it sold its shares to us and will recognize capital gain or loss equal to the difference between the amount of cash received in the Offer and the U.S. Holder’s adjusted tax basis in the shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares that were sold exceeds one year as of the date of purchase by us in the Offer. Long-term capital gain recognized by a non-corporate U.S. Holder generally will be subject to U.S. federal income tax at a maximum rate of 15%. Specified limitations apply to the deductibility of capital losses by U.S. Holders. Gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) that is purchased by us from a U.S. Holder in the Offer. A U.S. Holder may be able to designate, generally through its broker, which blocks of shares it wishes to tender in the Offer if less than all of its shares are tendered in the Offer, and the order in which different blocks will be purchased by us in the event of proration in the Offer. U.S. Holders should consult their tax advisors concerning the mechanics and desirability of that designation.
     If a U.S. Holder does not satisfy any of the Section 302 Tests explained below, the purchase of a U.S. Holder’s shares by us in the Offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the U.S. Holder. Instead, the amount received by the U.S. Holder with respect to the purchase of its shares by us in the Offer will be treated as a dividend to the U.S. Holder with respect to its shares under Section 301 of the Code, to the extent of the portion of our current and accumulated earnings and profits (within the meaning of the Code) allocable to such shares. Provided certain holding period requirements are satisfied, non-corporate U.S. Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on dividends deemed received (i.e., the entire amount of cash received without reduction for the adjusted tax basis of the shares purchased) prior to January 1, 2011. To the extent that the amount received by a U.S. Holder with respect to the purchase of shares by us in the Offer exceeds the U.S. Holder’s allocable share of our current and accumulated earnings and profits, such excess amount first will be treated as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in its shares, which will reduce the U.S. Holder’s adjusted tax basis in its shares (but not below zero), and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that a purchase of a U.S. Holder’s shares by us in the Offer is treated as the receipt by the U.S. Holder of a dividend, the U.S. Holder’s remaining adjusted tax basis in the purchased shares (after such adjustment as described in the previous sentence) will be added to any shares retained by the U.S. Holder subject to, in the case of corporate U.S. Holders, reduction of basis, but not below zero, under Section 1059 of the Code to the extent of the non-taxed portion of the dividend. To the extent that such non-taxed portion of the dividend exceeds such basis, the corporate U.S. Holder will recognize gain. A dividend received by a corporate U.S. Holder, as explained below, may be eligible for the dividends-received deduction and subject to the “extraordinary dividend” provisions of Section 1059 of the Code.

     Constructive Ownership of Stock and Other Issues.  In applying each of the Section 302 Tests explained below, U.S. Holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a U.S. Holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the U.S. Holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 Tests explained below, U.S. Holders should consult their tax advisors to determine whether their sale of shares in the Offer qualifies for sale or exchange treatment in their particular circumstances.
     If a U.S. Holder sells shares to persons other than us at or about the time the U.S. Holder also sells shares to us pursuant to the Offer, and the various sales effected by the U.S. Holder are part of an overall plan to reduce or terminate such U.S. Holder’s proportionate interest in us, then the sales to persons other than us may, for U.S. federal income tax purposes, be integrated with the U.S. Holder’s exchange of shares pursuant to the Offer and, if integrated, should be taken into account in determining whether the U.S. Holder satisfies any of the Section 302 Tests with respect to shares sold to us.
     We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders in the Offer will cause us to accept fewer shares than are tendered. This in turn may affect the U.S. Holder’s U.S. federal income tax consequences. In particular, this may affect the U.S. Holder’s ability to satisfy one of the Section 302 Tests described below. Accordingly, a tendering U.S. Holder may choose to submit a “conditional tender” under the procedures described in Section 6, which allows the U.S. Holder to tender shares subject to the condition that a specified minimum number of the U.S. Holder’s shares must be purchased by us if any such shares so tendered are purchased. In any event, no assurance can be given that a U.S. Holder will be able to determine in advance whether its disposition of shares pursuant to the Offer will be treated as a sale or exchange or as a dividend distribution in respect of stock from us.
     Section 302 Tests. One of the following tests must be satisfied in order for the purchase of shares by us in the Offer to be treated as a sale or exchange for U.S. federal income tax purposes:
•	Complete Termination Test. The purchase of a U.S. Holder’s shares by us in the Offer will result in a “complete termination” of the U.S. Holder’s equity interest in us if all of the shares that are actually owned by the U.S. Holder are sold in the Offer and all of the shares that are constructively owned by the U.S. Holder, if any, are sold in the Offer or, with respect to shares owned by certain related individuals, the U.S. Holder effectively waives, in accordance with Section 302(c) of the Code, the attribution of shares that otherwise would be considered as constructively owned by the U.S. Holder. U.S. Holders wishing to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their tax advisors.
•	Substantially Disproportionate Test. The purchase of a U.S. Holder’s shares by us in the Offer will result in a “substantially disproportionate” redemption with respect to the U.S. Holder if (i) the percentage of the then outstanding voting stock actually and constructively owned by the U.S. Holder immediately after the purchase is less than 80% of the percentage of the voting stock actually and constructively owned by the U.S. Holder immediately before the purchase (treating as outstanding all shares purchased in the Offer), (ii) the percentage of the then outstanding common stock (whether voting or nonvoting) actually and constructively owned by the U.S. Holder immediately after the purchase is less than 80% of the percentage of the common stock actually and constructively owned by the U.S. Holder immediately before the purchase (treating as outstanding all shares purchased in the Offer), and (iii) immediately following the purchase the U.S. Holder actually and constructively owns less than 50% of our total voting power (consisting of all classes of outstanding voting stock).

•	Not Essentially Equivalent to a Dividend Test. The purchase of a U.S. Holder’s shares by us in the Offer will be treated as “not essentially equivalent to a dividend” if the reduction in the U.S. Holder’s proportionate interest in us as a result of the purchase constitutes a “meaningful reduction” given the U.S. Holder’s particular circumstances. Whether the receipt of cash by a U.S. Holder who sells shares in the Offer will be “not essentially equivalent to a dividend” is independent of whether or not we have current or accumulated earnings and profits and will depend upon the U.S. Holder’s particular facts and circumstances. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute a “meaningful reduction.” U.S. Holders should consult their tax advisors as to the application of this test because this test will be satisfied only if the reduction in the U.S. Holder’s proportionate interest in us is “meaningful” given the particular circumstances of the U.S. Holder in the context of the Offer. In particular, depending upon the total number of shares purchased by us in the Offer, it is possible that a U.S. Holder’s percentage interest in us (including any interest attributable to shares constructively owned by the U.S. Holder as a result of the ownership of options) may increase even though the total number of shares held by the U.S. Holder decreases.
     Corporate Stockholder Dividend Treatment.  If a corporate U.S. Holder does not satisfy any of the Section 302 Tests described above and we have current or accumulated earnings and profits in respect of our current taxable year, a corporate U.S. Holder may, to the extent that any amounts received by it in the Offer are treated as a dividend, be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate U.S. Holder pursuant to the Offer that is treated as a dividend may constitute an “extraordinary dividend” under Section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors concerning the tax consequences of dividend treatment and the application of Section 1059 of the Code to the Offer in their particular circumstances.
     Foreign Stockholders.  The following general discussion applies to stockholders that are “Non-U.S. Holders.” A “Non-U.S. Holder” is a person or entity that, for U.S. federal income tax purposes, is:
•	A non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates;

•	a foreign corporation; or

•	a foreign estate or trust.
     The U.S. federal income tax treatment of our purchase of shares from a Non-U.S. Holder pursuant to the Offer will depend on whether such Non-U.S. Holder is treated, based upon the Non-U.S. Holder’s particular circumstances, as having sold the tendered shares or as having received a distribution in respect of such Non-U.S. Holder’s shares. The appropriate treatment of our purchase of shares from a Non-U.S. Holder will be determined in the manner described above. See “—Section 302 Tests.”
     If the purchase of shares by us in the Offer is characterized as a sale or exchange (as opposed to a dividend) with respect to a Non-U.S. Holder, the Non U.S. Holder generally will not be subject to U.S. federal income tax, including by way of withholding, on gain realized on the disposition of shares in the Offer unless:
•	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, subject to an applicable treaty providing otherwise;

•	the Non-U.S. Holder is an individual who holds shares as capital assets and is present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes and certain other requirements are met.
     We do not believe that we currently are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes.
     Non-U.S. Holders, particularly those individuals who are present in the United States for 183 days or more in the taxable year of disposition, and who are not otherwise residents of the United States for U.S. federal income tax purposes, should consult their tax advisors regarding the tax consequences of participating in the Offer.
     If a Non-U.S. Holder does not satisfy any of the Section 302 Tests described above, the full amount received by the Non-U.S. Holder with respect to our purchase of shares in the Offer will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder’s shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital, or as capital gain from the sale of shares will be determined in the manner described above. See “—Characterization of the Purchase.” To the extent that amounts received by a Non-U.S. Holder with respect to our purchase of shares in the Offer are treated as a dividend, we will be required to withhold U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, provided we have received proper certification of the application of such income tax treaty.
     Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Amounts treated as dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States are not subject to the U.S. federal income tax, but are instead taxed in the manner applicable to U.S. Holders, as described above. In that case, we will not be required to withhold U.S. federal withholding tax if the Non-U.S. Holder complies with applicable certification and disclosure requirements. In addition, dividends received by a corporate Non-U.S. Holder that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a rate of 30%, or a lower rate specified in an applicable income tax treaty.
     U.S. Federal Income Tax Considerations for Optionees Who Exercise Grants and Tender Shares. Participants in the Equity Plan holding incentive stock options (“ISOs”) who exercise vested ISOs generally will not be taxed upon the exercise of such ISOs provided that the participant was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the grant date of the ISO and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant’s employment is terminated due to disability). If a participant sells or otherwise disposes of Common Shares acquired by the exercise of an ISO within two years from the grant date of the ISO or within one year after the participant receives the Common Shares, the participant will recognize ordinary income equal to the difference between the fair market value of the Common Shares on the date the ISO was exercised (or, if less, the amount of cash received in the Offer), over the exercise price of the ISO. Any amount realized in excess of the value of the Common Shares on the date of exercise will be taxed as long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after the participant acquired such Common Shares by exercising the ISO. The rules that generally apply to ISOs do not apply when calculating any alternative minimum tax liability. The rules affecting the application of the alternative minimum tax are complex, and their effect depends on individual circumstances, including whether a participant has items of adjustment other than those derived from ISOs.
     Participants in the Equity Plan holding non-qualified stock options (“NSOs”) who exercise vested NSOs will be taxed upon the exercise of such NSOs at ordinary income rates and will be subject to withholding on the difference between the fair market value of the Common Shares on the date the NSOs were exercised and the exercise price. Such a participant who, pursuant to the

Offer, disposes of Common Shares acquired by the exercise of an NSO will recognize a long-term or short-term capital gain or loss, depending on whether the participant held the Common Share for more than one year after the participant acquired such Common Shares by exercising the NSO, in an amount equal to the difference between the fair market value of the Common Shares on the date the NSO was exercised (or, if less, the amount of cash received in the Offer) and the participant’s adjusted tax basis in such Common Shares. You are strongly encouraged to consult your tax advisor regarding the special rules applicable to Common Shares held or acquired pursuant to the Equity Plan and the general tax discussions contained in the plan prospectus.
     United States Federal Income Tax Considerations For Participants in the ESOP. Neither affected participants in the ESOP nor the ESOP’s trust will be taxed on any gain attributable to shares purchased in the Offer. Each affected participant generally will be taxed at federal ordinary income tax rates on amounts distributed to such participant from the ESOP. However, an affected participant can elect not to be subject to federal income tax on the appreciation of the common shares held in such person’s account under the ESOP if such shares are distributed to the participant in the form of a lump sum. An affected participant that elects to sell his or her shares in the Offer will elect to forego this favorable tax treatment. Participants are strongly encouraged to consult with their tax advisors regarding the special rules applicable to shares held for their benefit in the ESOP prior to instructing the Trustee to tender their shares.
     Backup Withholding.  See Section 3, “Procedures for Tendering Shares,” with respect to the application of backup U.S. federal income tax withholding.
     U.S. Federal Income Tax Considerations for Non-Participating Stockholders. Under Section 305(c) of the Code, if the Offer is effectuated as part of a plan to increase periodically the proportionate interests of one or more stockholders in the assets or earnings and profits of the Company, the transaction will result in a constructive stock distribution to such stockholders upon completion of the Offer. Such distribution would be treated as a dividend to the extent of the Company’s current or accumulated earnings and profits and as a tax-free return of capital or capital gain to the extent of any remainder. We believe that the Offer is an isolated transaction motivated by bona fide business purposes and, therefore, will not result in such a taxable distribution. Thus, those U.S. Holders and Non-U.S. Holders that do not participate in the Offer should not incur any U.S. federal income tax liability as a result of the consummation of the Offer.
     U.S. Federal Income Tax Considerations for the Company and Its Affiliates. The consummation of the Offer will not be a taxable event for the Company or its affiliates (except in the unlikely event that Section 305(c) of the Code were to apply to an increase in the proportionate interests of Greenville Federal MHC in the assets or earnings and profits of the Company). Furthermore, under Section 162(k) of the Code, no amount paid or incurred by the Company in connection with the Offer may be deducted for U.S. federal income tax purposes. To the extent that the amount received by a U.S. Holder or Non-U.S. Holder with respect to the purchase of shares by us in the Offer is treated as a dividend under Section 301 of the Code, our current or accumulated earnings and profits will be reduced by the amount of money distributed. To the extent that the amount received by a U.S. Holder or Non-U.S. Holder with respect to the purchase of shares by us in the Offer is treated as a sale or exchange under Section 302 of the Code, our current or accumulated earnings and profits also will be reduced by the amount of money distributed, except that, in accordance with Section 312(n)(7) of the Code, such reduction may not be in excess of the ratable share of our earnings and profits attributable to the shares sold or exchanged.
     Finally, the U.S. federal income tax benefit of our net operating losses and built-in losses (collectively, “NOLs”) could be adversely impacted if we were to experience an “ownership change” as defined in Section 382 of the Code (generally meaning a more-than-50-percentage-point change in ownership of our shares). An ownership change could significantly defer the utilization of our NOLs, accelerate payment of U.S. federal income tax and cause some of our NOLs to expire unused. It is possible that the consummation of the Offer could contribute to an ownership change for purposes of Section 382 of the Code. We believe, however, that the consummation of the Offer, when combined with other events that have occurred within the applicable 3-year testing period, will result in a percentage-point change in ownership of shares that is well below the more-than-50-percentage-point change needed to trigger an ownership change for purposes of Section 382 of the Code.
14. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT
     We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us in our reasonable judgment to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for, at which point, we may, subject to applicable law, postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us, in our reasonable judgment, to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Daylight Saving Time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made in the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service.
     If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (1) we increase or decrease the price to be paid for shares or increase or decrease the number of shares being sought in the Offer and, in the case of an increase in the number of shares being sought, such increase exceeds 2% of the outstanding shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 13, the Offer will be extended until the expiration of such period of ten business days.
15. FEES AND EXPENSES
     We have retained Keefe, Bruyette & Woods, Inc. (“KBW”), to provide financial advice and analysis and to act as the Dealer Manager and information Agent in connection with the Offer. KBW assisted the Board of Directors in determining the number of shares to repurchase and the price range for the Offer. In its role as Dealer Manager and information Agent, KBW may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact it and may contact stockholders by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. For its financial advisory services, the Company has paid KBW a fee of $25,000. For its services as Dealer Manager and information Agent, the Company will pay to KBW a fee of $.07 per share of the Company’s common stock tendered to and accepted by the Company, subject to a minimum fee of $25,000. We also have agreed to reimburse KBW for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify it against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
     KBW has provided investment banking services to us in the past for which they have received customary compensation, although no such fees have been paid since the conclusion of the Company’s initial public offering of common stock in January 2006. KBW may continue to provide various investment banking services to us in the future, for which we would expect they would receive customary compensation from us. In the ordinary course of their respective business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and information Agent and its affiliate may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.

     We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees or persons (other than fees to the Dealer Manager and information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such persons to determine whether transaction costs may apply if stockholders tender shares through such persons and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Manager and Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Section 5, “Purchase of Shares and Payment of Purchase Price.”
     Our directors, officers and employees may also solicit tenders pursuant to this Offer in person, by telephone or through other forms of communication, but they will not receive any compensation for such solicitations.
     The estimated costs and fees to be paid by the Company in connection with the Offer are as follows:

Legal Fees and Expenses	$100,000
Financial Advisory/Dealer Manager/ Information Agent Fees and Expenses	57,500
Accounting Fees	15,000
Printing and Mailing	6,000
Depositary Fees	4,000
Commission Filing Fee and EDGAR Fees	2,500
Miscellaneous	1,000

Total	$186,000

16. MISCELLANEOUS
     We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of us by the Dealer Manager and Information Agent or one or more registered brokers or dealers licensed under the laws of that jurisdiction.
     Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.
     The Offer is also a “Rule 13e-3 Transaction” as defined in Rule 13e-3 under the Exchange Act. As such, the Company has filed the Schedule TO also as a Schedule 13E-3.
     You should only rely on the information contained in this document or in other documents to which we have referred you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, any of our directors or executive officers, any of our affiliates, the Dealer Manager and Information Agent or the Depositary.

FORWARD-LOOKING STATEMENTS
     This Offer to Purchase (and documents incorporated by reference into this Offer to Purchase, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2008 (our “2008 Form 10-K”) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (our “Form 10-Q) and our current Reports on Form 8-K filed with the SEC on January 29, 2009, April 14, 2009, April 24, 2009, and July 24, 2009 (our “Forms 8-K”)), contains certain forward-looking information relating to the Company that is based on the beliefs of, and assumptions made by, our management as well as information currently available to management. When used in this Offer to Purchase (and documents incorporated by reference into this Offer to Purchase, including our 2008 Form 10-K, our Form 10-Q and our Forms 8-K), the words “anticipate,” “believe,” “estimate,” “plan,” “project,” “expect,” “may,” “will” and similar expressions are intended to identify forward-looking information. Such information includes, for example, the statements made under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under Item 7 of our 2008 Form 10-K. This forward-looking information reflects our current views with respect to future events and is subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties occur, or should our assumptions prove incorrect, actual results may vary materially from those described in this Offer to Purchase (and documents incorporated by reference into this Offer to Purchase, including our 2008 Form 10-K, our Form 10-Q and our Forms 8-K) as anticipated, believed, estimated or expected.
_________, 2009

[Greenville Federal Financial Corporation Logo]
__________, 2009
     Facsimile copies of the Letter of Transmittal, validly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer is:
Illinois Stock Transfer Company
209 W. Jackson Boulevard, Suite 903
Chicago, IL 60606
     Delivery of the Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.
     Questions and requests for assistance and requests for additional copies of this Offer to Purchase or the related Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Dealer Manager and Information Agent for this Offer at its address and telephone number set forth on this page.
The Dealer Manager and Information Agent for the Offer is:
Keefe, Bruyette & Woods, Inc.
211 Bradenton Avenue
Dublin, OH 43017
(877) 298-6520